Exhibit 2.1

Execution Version

ASSET AND SHARE PURCHASE AGREEMENT

by and between

REAL TIME, INC., on the one hand,

and

CONCURRENT COMPUTER CORPORATION,

and

CONCURRENT COMPUTER CORPORATION (FRANCE), on the other hand

Dated as of May 15, 2017

TABLE OF CONTENTS

Article I DEFINITIONS		2

1.1	Certain Definitions	2

1.2	Cross-References	13

1.3	Rules of Construction	16

Article II PURCHASE AND SALE		16

2.1	Purchase and Sale of Purchased Assets	16

2.2	Purchase and Sale of the Concurrent HPS Equity	20

2.3	Excluded Assets	20

2.4	Assumed Liabilities	21

2.5	Excluded Liabilities	22

2.6	Withholding	24

Article III PURCHASE PRICE; WORKING CAPITAL ADJUSTMENT		24

3.1	Purchase Price	24

3.2	Escrow	24

3.3	Working Capital Adjustment	24

3.4	Purchase Price	26

Article IV CLOSING; CONCURRENT HPS CLOSING		26

4.1	Closing	26

4.2	Deliveries at Closing	26

4.3	Allocation of the Total Purchase Price	29

4.4	Concurrent HPS Closing	29

Article V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		30

5.1	Existence and Power	30

5.2	Authorization; Execution	31

5.3	Seller Parent Subsidiaries; Capitalization of Transferred Companies; Capitalization of Concurrent HPS	31

5.4	Governmental Authorization; Consents	32

5.5	Non-Contravention	33

5.6	Financial Statements	33

5.7	Absence of Certain Changes	35

5.8	Properties	37

5.9	Sufficiency of Purchased Assets	37

5.10	Title to Purchased Assets	37

5.11	Litigation	37

5.12	Material Contracts	38

5.13	Products; Warranties; Defects; Liabilities	40

5.14	Intellectual Property	41

5.15	Insurance Coverage	45

5.16	Compliance with Laws	46

5.17	Government Contracts	46

5.18	Foreign Operations and Export Control	50

5.19	Employees and Independent Contractors	52

5.20	Taxes	53

5.21	Customers and Suppliers	56

5.22	Employee Benefit Plans	57

5.23	Transactions with Affiliates; Intercompany Arrangements	58

5.24	Environmental Matters	58

5.25	Accounts Receivable	58

5.26	Inventory	59

5.27	Finders’ Fees	59

5.28	Nippon Separation	59

5.29	No Other Representations and Warranties	59

Article VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		60

6.1	Organization and Existence	60

6.2	Corporate Authorization	60

6.3	Governmental Authorization	60

6.4	Non-Contravention	60

6.5	Litigation	60

6.6	Finders’ Fees	61

6.7	Availability of Funds	61

Article VII COVENANTS OF THE SELLERS		61

7.1	Operation of Concurrent HPS Prior to the Concurrent HPS Closing	61

7.2	Notices of Certain Pre-Closing Events	63

7.3	Non-Competition; Non-Solicitation	63

7.4	No Other Acquisition Proposals	64

7.5	Waiver of Bulk Sales Requirement	65

7.6	Subsequent Actions	65

7.7	Third-Party Consents	65

7.8	Trademarks	66

7.9	Termination of Licenses to the Intellectual Property Assets	66

7.10	DSS	66

7.11	Financing	66

7.12	French Employee Waivers	66

Article VIII COVENANTS OF SELLERS AND PURCHASER		67

8.1	Access to Information	67

8.2	Commercially Reasonable Best Efforts	68

8.3	Non-Transferable Assets	68

8.4	Transferred Employees	70

Article IX CONDITIONS TO Concurrent HPs CLOSING		72

9.1	Conditions to the Obligations of Each Party	72

9.2	Conditions to Obligations of Purchaser	73

9.3	Conditions to Obligations of Sellers	74

Article X INDEMNIFICATION		74

10.1	Survival	74

10.2	Indemnification by the Sellers	74

10.3	Indemnification by the Purchaser	76

10.4	Procedures	76

10.5	Limits on Indemnification	78

10.6	Character of Indemnity Payments	79

Article XI CERTAIN TAX MATTERS		79

11.1	Tax Indemnity	79

11.2	Tax Returns	80

11.3	Transfer Taxes	82

11.4	Tax-Sharing Agreements	82

11.5	Cooperation	82

11.6	Tax Claims	83

11.7	Tax Refunds	84

11.8	Wage Reporting	84

11.9	Survival	84

Article XII TERMINATION of the concurrent hps share purchase		85

12.1	Termination of the Concurrent HPS Share Purchase	85

12.2	Effect of Termination	85

12.3	Frustration of Conditions	86

Article XIII MISCELLANEOUS		86

13.1	Publicity	86

13.2	No Third Party Beneficiaries	86

13.3	Notices	86

13.4	Assignment	87

13.5	Amendment and Modification; Waiver	88

13.6	Governing Law	88

13.7	Enforcement; Jurisdiction	88

13.8	Waiver of Jury Trial	88

13.9	Headings	89

13.10	Entire Agreement	89

13.11	Counterparts	89

13.12	Reformation	89

13.13	Confidentiality	89

13.14	Time of Essence	89

13.15	Fees and Expenses	90

13.16	Remedies	90

Exhibits

Exhibit A – Key Employee

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Bill of Sale

Exhibit D – Current Assets

Exhibit E – Current Liabilities

Exhibit F – Escrow Agreement

Exhibit G – Intellectual Property Assignment Agreement

Exhibit H – Software License Agreement

Exhibit I – Trademark License Agreement

Exhibit J – Transition Services Agreement

Exhibit K – Sample Working Capital Calculation

Exhibit L – Severance Plan Details

Exhibit M – Concurrent HPS Reseller Agreement

ASSET And Share PURCHASE AGREEMENT

This Asset and Share Purchase Agreement (this “Agreement”) is entered into as of May 15, 2017 by and between: (i) Real Time, Inc., a Delaware corporation (the “Purchaser”), on behalf of itself and the Person listed on Schedule I (the “HPS Share Purchaser”), on the one hand; and (ii) Concurrent Computer Corporation, a Delaware corporation (the “Seller Parent”); and Concurrent Computer Corporation (France), a Delaware corporation and a wholly owned subsidiary of the Seller Parent (“Concurrent France”), on the other hand (collectively with the Seller Parent, the “Sellers”). Certain capitalized terms used herein shall have the meanings ascribed to them in Article I below.

Recitals

A.           The Selling Group owns certain assets that are used or held for use in connection with the Business (as defined below), including Equity Interests in the following subsidiaries of Seller Parent: Concurrent NC; Concurrent Asia Corp; and Concurrent High Performance Solutions Europe, a société anonyme organized under the laws of France (“Concurrent HPS”).

B.           At the Closing (as defined below), the Purchaser desires to purchase all of the assets (including the Equity Interests in Concurrent NC and Concurrent Asia Corp, but specifically excluding the Equity Interests in Concurrent HPS), and to assume certain of the liabilities, related to the Business as identified herein from the Sellers, and the Sellers desire to sell such assets, and to assign certain of the liabilities, related to the Business identified herein to the Purchaser, upon the terms and subject to the conditions hereinafter set forth.

C.           The Sellers, together, own 100% of the Equity Interests in Concurrent HPS (the “Concurrent HPS Equity”).

D.           At the Concurrent HPS Closing, but subject to the terms and the satisfaction of the conditions contained herein, the Purchaser will acquire from the Sellers all of the Equity Interests in Concurrent HPS.

E.           As a condition and inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby (collectively, the “Transactions”), the Purchaser and Seller Parent are, concurrently herewith, entering into the Concurrent HPS Reseller Agreement.

F.           As a condition and inducement to the Purchaser to enter into this Agreement and consummate the Transactions contemplated hereby, the Sellers have made available, or are making available concurrently herewith (i) an offer letter (an “Offer Letter”) executed by the individual listed on Exhibit A hereto (the “Key Employee”), dated as of the date hereof but with effectiveness contingent upon the Closing (as defined below) and, (ii) waivers from each Employee located in France providing for an effective waiver of any rights such Employee may have under the laws of France to purchase the Business or any portion thereof, in form and substance reasonably satisfactory to Purchaser.

G.           The Seller Parent and its Affiliates also conduct the Other Business (as defined below) at numerous locations both within and outside the United States, which businesses and operations, and the Other Businesses are being retained by the Seller Parent and its Affiliates and are not being transferred to, or acquired by, the Purchaser.

Now Therefore, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounting Principles” means GAAP, subject only to the adjustments specifically set forth on Schedule II hereto. For all purposes related to accounting definitions and measurements, any term whose definition is commonly understood to be principally provided by GAAP shall be assumed to bear the meaning provided by GAAP unless specifically provided otherwise by this Agreement.

“Accounting Referee” means an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Purchaser and Sellers.

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any Equity Interest or other voting securities of Concurrent HPS or any of its Subsidiaries, whether by tender offer, exchange offer, merger, consolidation, business combination or similar transaction involving Concurrent HPS or its Subsidiaries; (b) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), or any sale, lease, exchange, transfer, license or disposition by Seller Parent or any of its Subsidiaries of, any assets or properties of Concurrent HPS or any of its Subsidiaries; or (c) any liquidation or dissolution of Concurrent HPS or any of its Subsidiaries.

“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. Law.

“Assignment and Assumption Agreement” means an agreement substantially in the form of Exhibit B hereto.

“Anti-Money Laundering Laws” means any Laws, regulations, orders, or guidance designed to protect against the laundering of money or terrorist financing, including the Money Laundering Control Act of 1986, the Bank Secrecy Act, as amended; and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (Title III of the USA PATRIOT Act).

2.

“Bill of Sale” means a document substantially in the form of Exhibit C hereto.

“Business” means the research, design, distribution, development, marketing, sale, licensing and provision of support and professional services by the Selling Group and their Affiliates (without giving effect to the Nippon Separation, but including for this purpose Concurrent HPS) for hardware, operating systems, development tools and applications used in real-time computing solutions, including (a) digital simulators, (b) man-in-the-loop, (c) hardware-in-the-loop, (d) CPU-, GPU- and ARM-based solutions, (e) signal conditioning, and (f) image generation through the Products.

“Business Data” means all data and Personally Identifiable Information accessed, processed, collected, stored or disseminated by any of the Selling Group in connection with the Business as currently conducted by the Selling Group, including in connection with Legacy Products.

“Business Day” means a day other than Saturday, Sunday or any day on which the principal commercial banks located in New York, New York are authorized or obligated to close under the laws of such state.

“Business Government Contract” means any Assigned Contract that is a Government Contract or a Government Proposal.

“Cash” means, cash and cash equivalents (including marketable securities) of the Business (excluding restricted balances) that is held by any member of the Selling Group determined in accordance with the Accounting Principles, to the extent it is unrestricted and otherwise freely available for use by the Business.

“Change in Control Payments” means all amounts related to the Business owed to any Person under any stay-around, retention, sale, change-of-control or severance agreements arising from the Transactions (including all employer-side payroll Taxes associated therewith and including any amounts necessary to obtain third-party consents to the extent the payment of such amount is required hereunder), which are payable at or after the Closing and become payable by any member of the Selling Group or Purchaser as a result of the Selling Group entering into this Agreement or the consummation of any of the Transactions.

“Closing Date” means the date of the Closing.

“Closing Balance Sheet” means an unaudited balance sheet of the Business as of immediately prior to the Closing prepared by the Purchaser and delivered to the Seller Parent pursuant to Section 3.3(b) hereof, prepared in accordance with the Accounting Principles and in a manner consistent with the definition of Working Capital and in the same manner as the Financial Reports.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

3.

“Concurrent Asia Corp” means Concurrent Computer Asia Corporation, a Delaware corporation.

“Concurrent CSC” means Concurrent Content Solutions Corporation, a company organized under the laws of Japan in form of a Kabushiki Kaisha.

“Concurrent HPS Closing” shall have the meaning ascribed to it in Section 4.4.

“Concurrent HPS Closing Date” means the date of the Concurrent HPS Closing.

“Concurrent HPS Reseller Agreement” means an agreement substantially in the form of Exhibit M hereto.

“Concurrent HPS Share Purchase” means the purchase and sale of the Concurrent HPS Equity pursuant to Sections 2.2, 3.4 and 4.4 and Article IX of this Agreement.

“Concurrent NC” means Concurrent Nippon Corporation, a company organized under the laws of Japan in the form of a Kabushiki Kaisha.

“Confidential Information” means all confidential, non-public or proprietary knowledge, data or information regarding the Business, the Transferred Companies or the Purchased Assets.

“Contract” means any written or, to the extent legally binding, oral: contract, undertaking, commitment, arrangement, plan or other legally binding agreement.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Copyrights” means all copyrights, whether registered or unregistered, in both published and unpublished works, including original works of authorship and any and all registrations and applications for registration and renewals thereof and all other rights corresponding therefor throughout the world.

“Current Assets” means, the current assets of the Business included in the line items set forth in Exhibit D hereto as of immediately prior to the Closing and that are (and only to the extent) to be acquired by the Purchaser pursuant to the terms of this Agreement, including for this purpose giving effect to the Concurrent HPS Share Purchase as if it occurred on the date hereof.

“Current Liabilities” means the current liabilities of the Business, including those current liabilities identified in the line items set forth in Exhibit E attached hereto, as of immediately prior to the Closing and that are (and only to the extent) to be assumed by the Purchaser pursuant to the terms of this Agreement, including for this purpose giving effect to the Concurrent HPS Share Purchase as if it occurred on the date hereof.

4.

“Deferred Revenue” means (a) any monies received by any of the Selling Group in respect of the Business from customers in advance of the full delivery or full performance of the related Products (irrespective of whether classified as a current or long term liability under the Accounting Principles), including deposits from customers pursuant to which the Business is obligated to expend funds for the purchase or performance of services for a specific order; (b) amounts invoiced to and paid by customers that, as of the date of determination are not yet recognized as revenue in accordance with the Accounting Principles and (c) other adjustments as specified in the Accounting Principles.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employees” means, without duplication, (a) all of the employees of the Sellers who work exclusively with the Purchased Assets or the Business, including those on approved leaves of absence, regardless of the payroll on which such individuals appear, (b) all employees of the Transferred Companies and (c) all employees of the Sellers listed on Schedule III.

“Equity Interest” means any share, capital stock, partnership, member or similar interest (however designated) in any Person (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights), and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with a Seller under Section 4001(b) of ERISA or part of the same “controlled group” as the Seller Parent for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit F (with such changes as the Escrow Agent may reasonably request), pursuant to which the Purchaser shall place a portion of the Total Purchase Price in an amount equal to the Escrow Amount in an escrow account to secure certain indemnification obligations to the Purchaser.

“Estimated Closing Balance Sheet” means an estimated unaudited balance sheet of the Business as of immediately prior to the Closing prepared by the Seller Parent in accordance with the Accounting Principles, in a manner consistent with the definition of Working Capital and in the same manner as the Financial Reports. The Estimated Closing Balance Sheet shall include the unaudited balance sheet of Concurrent HPS (and the assets and liabilities of Concurrent HPS) as of immediately prior to the Closing (the “Estimated Concurrent HPS Balance Sheet”) on a consolidated basis and shall also separately reflect the unaudited assets and liabilities of Concurrent HPS as of immediately prior to the Closing on a consolidating basis.

“Estimated Working Capital” means an amount equal to an estimation of the Working Capital as reflected on the Estimated Closing Balance Sheet of the Seller Parent.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

5.

“Excluded Names” means the following Trademarks of Sellers in any jurisdiction worldwide: (a) the term “Concurrent”, (b) the term “Concurrent Computer” and (c) any other Trademarks that are the subject of the Trademark License Agreement.

“Export Control and Import Laws” means all export control and import legal requirements of the United States and applicable jurisdictions in which any Seller or any of its Subsidiaries conducts business, which govern exports and imports of controlled commodities, software or technology, embargoes, sanctions and boycotts, including, but not limited to, the U.S. Arms Export Controls Act (22 U.S.C. Ch. 39), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the U.S. Export Administration Act of 1979 (50 U.S.C. app. §§ 2401-2420), the U.S. International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the U.S. Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations, and executive orders relating to any of the foregoing, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Foreign Plan” shall mean: (a) any Benefit Arrangement that is subject to any of the Laws of any jurisdiction outside the United States; and (b) any Benefit Arrangement that covers or has covered any Business Employee or Other Personnel whose services are or have been performed primarily outside of the United States.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract, basic ordering agreement, letter contract, purchase order, delivery order, assistance agreement, or grant, with (a) a Governmental Authority, (b) a prime contractor or grant/cooperative agreement recipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Government Contract with a Governmental Authority or (c) a subcontractor, vendor or subrecipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Government Contract with a Governmental Authority.

“Government Proposal” means any quotation, application, bid or other proposal by or in respect of a Person which, if accepted or awarded, would result in a Government Contract with such Person.

“Governmental Authority” means any U.S. or foreign, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial body and any instrumentality of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Intellectual Property” means all intellectual property and industrial property, and all rights, interests and protections that are associated with the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, including: (i) Trademarks; (ii) Copyrights; (iii) formulas, expressions, designs, know-how, inventions, discoveries, business and technical information, the Business Data, data bases, data collections, methods, processes, compositions, trade secrets, and other proprietary know-how, confidential data and information; (iv) Patents; (v) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (vi) the right to use and otherwise recover for any past, present and future infringement or other violation with respect to any and all of the foregoing.

6.

“Intellectual Property Assignment Agreement” means an agreement substantially in the form of Exhibit G hereto.

“Intellectual Property Licenses” means all Contracts that are licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant any Seller exclusive or non-exclusive licenses rights or interests in or to any Intellectual Property (including licenses, rights and interest derived from covenants not to sue and similar waivers) that is used or held for use in the Business.

“Intellectual Property Registrations” means all Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Selling Group that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, domain names, and Copyrights, issued and reissued Patents and pending applications for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Sellers” or “to Sellers’ knowledge” or similar words or phrases relating to awareness or knowledge of Sellers or the Selling Group means the knowledge, after due inquiry of direct reports inside the Selling Group of the following individuals: Emory Berry, Kenrick Jackson, Derek Elder and Davina Furnish.

“Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, order, judgment, injunction, decree, proclamation, treaty, convention, directive, determination, decision, interpretation or other requirement that is issued, enacted, adopted, passed, approved, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and is applicable to the relevant Person.

“Leakage” means, without duplication, the aggregate amount of the following: (a) any dividends, distributions or other similar payments (whether in cash or in kind) declared, made or paid to holders of Equity Interests of Concurrent HPS at any time between the Closing and the Concurrent HPS Closing; (b) any return of capital or any redemption, purchase or other acquisition of Equity Interests of Concurrent HPS, in each case, made or committed to by Concurrent HPS at any time between the Closing and the Concurrent HPS Closing; (c) the direct or indirect payment of any cash or cash consideration from Concurrent HPS to Sellers (or any of their Affiliates) at any time between the Closing and the Concurrent HPS Closing other than in an arms’ length transaction for equivalent value; (d) the sale of any asset by Concurrent HPS to any Seller (or any Affiliate thereof), at any time between the Closing and the Concurrent HPS Closing, to the extent that the amount received by Concurrent HPS is less than the fair market value of such asset; or (e) any Tax liability of Concurrent HPS resulting from transactions occurring between the Closing and the Concurrent HPS Closing outside the ordinary course of business, in the case of each of (a), (b), (c), (d) and (e) above other than as explicitly contemplated by this Agreement or the Concurrent HPS Reseller Agreement or with prior written consent of Purchaser that makes specific reference to Leakage.

7.

“Legacy Product” means products or services that were owned, created, designed, developed, manufactured, marketed, licensed or sold by any of the Selling Group that are not, as of the date hereof, (a) marketed, licensed, sold or otherwise distributed by any of the Selling Group, but are (b) either (i) in use by certain customers of the Business and pursuant to which the Selling Group has outstanding service obligations (e.g., technical support and maintenance obligations, implementation, development or other professional service obligations) or (ii) held as part of a product inventory of the Business.

“Liability” or “Liabilities” means any liability, commitment, debt, penalty, cost, service obligation, deficiency, guaranty or obligation of any nature (whether fixed, contingent, potential or otherwise, and whether due or to become due, known or unknown, direct or indirect, asserted or unasserted, accrued or unaccrued), and whether presently existing, or arising or asserted after the Closing, including those arising under any Law and those under any contract, agreement or understanding regardless of whether such liability, commitment, debt, penalty, cost, service obligation, deficiency, guaranty or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, easement, encroachment, title retention device, conditional sale, security interest, restriction or similar claim in equity of any kind or nature whatsoever (including any restriction on (a) the voting of any security or the transfer of any security or other asset (other than any restriction on transfer arising under any state or federal securities law), (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect (or Change)” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (x) the Business, results of operations, condition (financial or otherwise), the Assumed Liabilities or assets of the Business, taken as a whole, or (y) the ability of the Sellers to consummate the Transactions; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) any change, effect, event, occurrence, state of facts or development (x) in the domestic or international economic or political conditions in general or (y) conditions generally affecting the industries and markets in which the Business operates; (ii) any changes in the domestic or international financial, credit, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii)  the engagement by any country in hostilities (or the material escalation thereof), and whether or not pursuant to the declaration of a national emergency or war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required to be taken by the Selling Group pursuant to this Agreement or any Transaction Documents or that is consented to in writing by the Purchaser; (v) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God or other national or international calamities or any other force majeure events; (vii) any adverse change to the extent directly attributable to the identity of the Purchaser or its Affiliates as the Purchaser of the Business, including, to the extent so directly attributable, the loss or departure of the Key Employee, or other service providers of the Business, or the termination, reduction or any other adverse development in the Business’s relationship with any of its customers, suppliers, distributors or other business partners or (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions in and of itself (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of (i), (ii), (iii), (v) and (vi) above, for any such event, occurrence, fact, condition or change that has a disproportionate effect on the Business (taken as a whole) as compared to other businesses or participants in the businesses and industries in which the Sellers operate.

8.

“Nippon Business Transfer Agreement” means the Business Transfer Agreement entered into by and among Concurrent NC, Concurrent CSC and certain contractual counterparties, pursuant to which, among other things, Concurrent NC assigned that portion of its business constituting the Other Businesses to Concurrent CSC.

“Nippon Contract Transfer Agreements” means the several Agreements Regarding Transfer of Contractual Position entered into by and among Concurrent NC, Concurrent CSC and certain contractual counterparties, pursuant to which, among other things, Concurrent NC assigned certain agreements to Concurrent CSC.

“Nippon Employment Transfer Agreements” means the several Employment Transfer Agreements entered into by and among Concurrent NC, Concurrent CSC and certain former employees of Concurrent NC, pursuant to which, among other things, the employment of such employees was transferred from Concurrent NC to Concurrent CSC.

“Nippon Separation” means the sale and transfer by Concurrent NC to Concurrent CSC of that portion of Concurrent NC’s business constituting the Other Businesses.

“Non-Permitted Leakage” means any Leakage other than Permitted Leakage.

“Other Businesses” means all businesses conducted prior to the Closing by the Seller Parent and its Affiliates other than the Business, including without limitation the Seller Parent’s and its Affiliates “CDN” and “storage” business. The Other Businesses also include the activities of the Seller Parent’s corporate department, administrative departments and other support functions to the extent unrelated to the Business.

“Patents” means all U.S., international and foreign patents and patent applications and any reissues, reexaminations, inter partes reviews, covered business method reviews, post-grant reviews, extensions, continuations, continuations-in-part, divisions and provisionals relating to any of the patents and patent applications.

9.

“Permit” means all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions, approvals, consents, waivers, registrations, security clearances, or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Governmental Orders.

“Permitted Leakage” means any payment made by Concurrent HPS in respect of wages, salaries, pension contributions, performance or other bonuses or other compensation, reimbursements, benefits or expenses (including any Taxes relating to any such payments) due to any employee, officer or director of Concurrent HPS that is an employee, officer or director as of the date hereof in the ordinary course of their employment or other service consistent with past practice.

“Permitted Lien” means: (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which appropriate reserves have been established in accordance with the Accounting Principles and are reflected on the Most Recent Balance Sheet; and (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar statutory liens arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity of which is being contested in good faith and for which reserves in conformity with the Accounting Principles have been provided on the Most Recent Balance Sheet and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, governmental agency, Governmental Authority, unincorporated organization, trust, association or instrumentality, or any other entity.

“Personally Identifiable Information” means any specific and unique information that relates to or is associated with an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Product” means any of the products and services that are, as of the date hereof, owned, created, designed, developed, manufactured, marketed, licensed or sold (whether in existence or in development) by or on behalf of the Selling Group in connection with the Business; provided that, for the sake of clarity, Products shall not include of the Legacy Products.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the registration statements, reports, forms, certifications, proxy statements, and other documents required to be filed or furnished, as applicable, with the SEC, including any amendments thereto.

10.

“Selling Group” means, collectively, (i) to the extent related to the Business or the Purchased Assets, the Sellers, and (ii) the Transferred Companies. Each such member of the Selling Group may be referred to individually herein as a “Selling Company.”

“Software” means any software (including firmware and other software embedded in hardware devices) included in the Purchased Assets.

“Software License Agreement” means the License and Support Agreement substantially in the form of Exhibit H hereto.

“Straddle Period” means a Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership) and (b) any limited liability company with respect to which such Person is the sole member.

“Tax” means any federal, state, local, foreign and other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or any similar taxes), unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, production, transfer, registration, value added, alternative or add-on minimum, ad valorem, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” means any return, declaration, notice, statement, report, form, information return, claim for refund or other document (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trademark License Agreement” means an agreement substantially in the form of Exhibit I hereto.

“Trademarks” means all registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, corporate names, Internet domain names and the goodwill associated therewith, together with any registrations and applications for registration thereof throughout the world.

11.

“Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the Transactions (including without limitation the Escrow Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Intellectual Property Assignment Agreement, the Software License Agreement, the Trademark License Agreement and the Concurrent HPS Reseller Agreement).

“Transaction Expenses” means without duplication (a) all third party unpaid fees, costs, expenses, payments, and expenditures incurred by or on behalf of any of the Selling Group in connection with the Closing, the Concurrent HPS Closing, this Agreement or the Transactions (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, financial advisors, investment bankers and brokers of the Sellers), (b) any Change in Control Payments and (c) 50% of any fees and expenses payable or reimbursable to Escrow Agent pursuant to the Escrow Agreement, in each case of clauses “(a)”, “(b)” and “(c)” to the extent not paid in full prior to the Closing.

“Transferred Cash” means, as of immediately prior to the Closing, Cash, but solely to the extent such Cash (i) is held by a Transferred Company, and (ii) reflected as a Current Asset in Working Capital, as finally determined in accordance with the terms of this Agreement.

“Transferred Companies” means Concurrent NC; Concurrent HPS; and Concurrent Asia Corp.

“Transition Services Agreement” means an agreement substantially in the form of Exhibit J hereto.

“Total Purchase Price” means $32,200,000 in cash, as adjusted pursuant to Section 3.3 hereof.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S. Government Contract” means any Government Contract with (i) a United States federal Governmental Authority, (ii) a prime contractor or grant/cooperative agreement recipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Government Contract with a United States federal Governmental Authority or (iii) a subcontractor, vendor or subrecipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Government Contract with a United States federal Governmental Authority.

“U.S. Government Proposal” means any quotation, application, bid or other proposal by or in respect of a Person which, if accepted or awarded, would result in a U.S. Government Contract with such Person.

12.

“Working Capital” means, as of immediately prior to the Closing, (a) Current Assets (including Transferred Cash), less (b) Current Liabilities, as detailed in Exhibit K hereto as of immediately prior to the Closing. For illustrative purposes only, a sample calculation of Working Capital is included on Exhibit K hereto. The Working Capital shall be calculated in accordance with the Accounting Principles.

“Working Capital Requirement” means $452,000.

1.2           Cross-References. In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Controls	5.6(c)
Accounts Receivable	2.1(f)
Adjustment	3.3(c)
Adjusted Working Capital Statement	3.3(b)
Agreed Upon Non-Permitted Leakage	3.4
Agreement	Preamble
Anti-Corruption Laws	5.18(a)
Assigned Contracts	2.4(d)
Assigned Third Party IP	2.1(d)
Assumed Liabilities	2.4
Benefit Arrangement	5.22(a)
Business Employees	8.4(a)
Business Records	2.1(j)
Cap	10.5(b)
Closing	4.1
Closing Payment	3.1
Closing Required Consents	4.2(a)(vi)
Combined Tax Return	11.2(a)
Concurrent France	Preamble
Concurrent HPS Assets	2.1(t)
Concurrent HPS Business Employees	8.4(a)
Concurrent HPS Closing	4.4
Concurrent HPS Employees	5.19(a)
Concurrent HPS Equity Payment	3.4
Concurrent HPS Pre-Closing Tax Returns	11.2(a)
Confidentiality Agreement	13.13(a)
Conflicting Terms	10.2(b)(i)

13.

Term	Section
Contested Amount	10.4(e)
Covenant Period	7.3(a)
Dataroom	1.3
Deferred Revenue Schedule	5.6(e)
Disclosure Schedule	Article V
Draft Allocation	4.3
DSS	7.10
Environmental Laws	5.24
Equipment	2.1(h)
Escrow Account	3.2
Escrow Amount	3.2
Excluded Assets	2.3
Excluded Intellectual Property Assets	2.1(a)
Excluded Liabilities	2.5
FAR	8.3(c)
Final Allocation	4.3
Financial Reports	5.6(a)
Financing	7.11
French Employee Right	7.12
French Employee Waivers	7.12
Fundamental Representations	10.1
Fundamental Survival Expiration Date	10.1
Government Officials	5.18(b)
H-1B Employees	8.4(a)
H-1B Status	8.4(a)
HPS Pre-Closing Period	7.1
HPS Purchase Obligations	12.1(a)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Intellectual Property Assets	2.1(a)
Interested Person	5.23
Inventory	2.1(c)
Key Employee	Recitals
Losses	10.2

14.

Term	Section
Maintenance Contracts	5.12(b)
Major Customer	5.21(a)
Major Customer Terms	5.21(a)
Major Supplier	5.21(b)
Material Contract	7.1(i)
Mini-Basket	10.5(a)
Most Recent Balance Sheet	5.6(a)
Most Recent Balance Sheet Date	5.6(a)
NISPOM	7.10
Non-Concurrent HPS Business Employees	8.4(a)
Non-Concurrent HPS Transferred Employees	8.4(a)
Non-Transferable Asset	8.3(a)
Notice of Claim	10.4(a)
Offer Letter	Recitals
Ongoing Customer Contract	5.12(a)(iii)
Other Personnel	8.4(a)
Prohibited Party Lists	5.18(k)
Purchased Assets	2.1
Purchased Equity	2.1(q)
Purchaser	Preamble
Purchaser Indemnitees	10.2
Real Property	5.8(a)
Response Notice	10.4(d)
Restricted Benefits	5.18(c)
Restricted Countries	5.18(k)
Section 338 Election	11.2(d)
Section 338(g) Elections	11.2(d)
Section 338(h)(10) Election	11.2(d)
Seller Indemnitees	10.3
Seller Parent	Preamble
Seller Parent Subsidiaries	5.3(a)
Seller Representative	5.17(e)
Seller Software	5.14(l)
Sellers	Preamble
Selling Company	1.1
Separate Pre-Closing Tax Returns	11.2(a)

15.

Term	Section
Shortfall Consideration	3.3(c)
Shortfall Reduction	3.3(a)
Standard Seller Terms	5.12(b)
Straddle Period Tax Returns	11.2(a)
Survival Expiration Date	10.1
Tax Claim	11.6(a)
Threshold	10.5(a)
Transactions	Recitals
Transfer Taxes	11.3
Transferred Employees	8.4(a)
Transferred IT Systems	2.1(p)
Working Capital Determination Date	3.3(b)

1.3           Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, references to sums of money are expressed in the lawful currency of the United States, and “$” refers to U.S. Dollars. The phrases “provided to the Purchaser,” “made available to the Purchaser,” “furnished to the Purchaser,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy (including, as applicable, all schedules, exhibits and amendments thereto) of the information or material referred to has been posted to the electronic data room entitled “Project Concurrent” and maintained by Intralinks on behalf of the Sellers (the “Dataroom”) at least forty-eight (48) hours prior to the execution and delivery of this Agreement.

Article II

PURCHASE AND SALE

2.1           Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Purchaser hereby agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, grant, convey, assign and relinquish exclusively to Purchaser (and/or (at Purchaser’s discretion) to an Affiliate of Purchaser) free and clear of all Liens (other than Permitted Liens) all of the Sellers’ right, title and interest in and to the following assets, properties and rights as of the Closing Date (collectively, the “Purchased Assets”) (but expressly excluding the Excluded Assets, and, until the Concurrent HPS Closing, the Concurrent HPS Equity and the Concurrent HPS Assets (as defined below)):

16.

(a)          all Intellectual Property owned or purported to be owned by any of the Selling Group that are primarily used or held for use or otherwise primarily related to the Business, except for any Intellectual Property expressly identified as an Excluded Asset (the “Excluded Intellectual Property Assets”) (all such Intellectual Property other than the Excluded Intellectual Property Assets, the “Intellectual Property Assets”) with the understanding that the following are to be included within the definitions of Intellectual Property Assets and Purchased Assets (in addition to any other Intellectual Property that may otherwise fall within such terms as defined herein): (i) the Intellectual Property Registrations set forth on Section 5.14(a)(ii) of the Disclosure Schedule or that are required to be set forth in Section 5.14(a)(ii) of the Disclosure Schedule and (ii) any Intellectual Property (including Software) that is owned or purported to be owned by any of the Selling Group and that is: (A) or otherwise constitutes a Product or Legacy Product; (B) embedded or incorporated into any Product or Legacy Product or (C) used or held for use in the creation, design, development, manufacturing, testing, marketing, licensing, sale, distribution, maintenance or support of any Product or any Legacy Product.

(b)          all tangible embodiments of the Intellectual Property Assets, including all tangible embodiments of the Intellectual Property owned or purported to be owned by any of the Selling Group related to the Products or the Legacy Products, including all hardware Products inventory and with respect to any Software Product, the underlying Software and all related source code, object code, media files, specifications, designs and technical documentation;

(c)          all raw materials, works-in-process, finished goods, supplies and other inventories, wherever situated that are primarily used or held for use in or otherwise primarily related to the Business (“Inventory”), with that the understanding that the following constitute Inventory and Purchased Assets: raw materials, works-in-process, finished goods, supplies and other inventories, wherever situated, that are Products or Legacy Products or that relate to Products or Legacy Products;

(d)          (i) all Contracts, outstanding proposals and open purchase orders that are primarily related to the Business, other than Contracts, outstanding proposals or open purchase orders specifically identified on Section 2.3(b) or Section 2.5 of the Disclosure Schedule as Excluded Assets (together with the Assigned Contracts identified in Sections 2.1(d)(i)(A) and (B) and Sections 2.1(e)(i)(A) and (B) below the “Assigned Contracts”); provided that the following are to be included within the definitions of Assigned Contracts and Purchased Assets (in addition to any other Contracts, outstanding proposals and open purchase orders that may otherwise fall within such terms as defined herein): (A) any Contract, outstanding proposal or open purchase order of a Transferred Company and (B) any Contract, outstanding proposal or open purchase order relating to the creation, design, development, manufacturing, testing, marketing, licensing, sale, distribution, maintenance or support of any Product or Legacy Product, and (ii) all rights and interests (including all rights and interest in Intellectual Property whether presently known or unknown, contingent or otherwise), licensed or otherwise made available under the Assigned Contracts identified in Sections 2.1(d)(i)(A) and (B) (together with the Assigned Third Party IP identified in Section 2.1(e)(ii) below, “Assigned Third Party IP”);

17.

(e)          (i) all Intellectual Property Licenses to the extent primarily related to the Business; provided that, for the sake of clarity, all such Intellectual Property Licenses shall also be deemed “Assigned Contracts”; provided further that, if any Intellectual Property License provides the Selling Group any right or license in any Intellectual Property that is: (A) embedded or incorporated into any Product or Legacy Product or (B) is otherwise used or held for use in connection with the creation, design, development, manufacturing, testing, marketing, licensing, sale, distribution, maintenance or support of any Product or Legacy Product, any such Intellectual Property License will be considered an Assigned Contract and a Purchased Asset whether or not it is primarily related to the Business and (ii) all Intellectual Property (whether presently known or unknown, contingent or otherwise) licensed or otherwise made available under any such Assigned Contracts; provided further that, for the sake of clarity, all such Intellectual Property shall also be deemed “Assigned Third Party IP”;

(f)          all accounts receivable, notes receivable, deferred charges, chattel paper, refunds, credits, allowances, earn-out payments, royalty payments and rebates, and other rights of the Sellers to receive money, in each case, primarily related to the Business, all security related thereto, and any claim, remedy or other right related to any of the foregoing, whether or not reflected in the Financial Reports, but including any amount accrued and reflected as a Current Asset in Working Capital, as finally determined in accordance with the terms of this Agreement (the “Accounts Receivable”) and including all rights of the Business to receive money under the Maintenance Contracts;

(g)          the Transferred Cash, all bank accounts and lockboxes holding such Transferred Cash and all rights and interests therein;

(h)          all personal property (other than Inventory) primarily used or held for use in or primarily related to the Business, and all interests therein, including machinery, equipment, furniture, office equipment, communications equipment (including telephones) and vehicles (the “Equipment”);

(i)           all of the prepaid expenses (to the extent the Purchaser will receive the benefit of such prepaid expenses following the Closing), deposits and other Current Assets primarily used or held for use in or primarily or otherwise related to the Business, any Purchased Asset or any Assumed Liability, whether or not reflected in the Financial Reports, including any amount accrued and reflected as a Current Asset in Working Capital as finally determined in accordance with the terms of this Agreement, including without limitation ad valorem taxes, leases and rentals;

(j)           copies of all books, records, data and information, whether in hard copy or electronic format, to the extent used or held for use or related to the Business, including without limitation all email addresses, residential or business addresses and related information, in each case for all active customers and suppliers and for all inactive customers and suppliers of and to the Business who have purchased or supplied goods and services from/to the Business since January 1, 2015 (the “Business Records”); provided that the Seller Parent shall have the right to retain its own copies of such records and other documents, but any such records or documents, to the extent containing Business Records shall (i) not be used by the Seller Parent or its Affiliates to own, manage, operate, control, participate in, invest in, perform services for, or otherwise carry on or engage in any business which, directly or indirectly is in competition with the Business as conducted as of the Closing, and (ii) shall be subject to the Confidentiality Agreement and the confidentiality provisions set forth in this Agreement; and provided further that the Seller Parent may, before delivering such records and other documents to the Purchaser, redact any information or data therefrom to the extent relating exclusively to any assets, properties or business of the Sellers other than the Business;

18.

(k)          all customer lists of the Business, all Business Data, and all other data submitted by customers in connection with the use of the Purchased Assets, including all data related to such data (such as market data and aggregated data), including without limitation the Sales Force CRM files listed on Section 2.1(k) of the Disclosure Schedule;

(l)           copies of all current and to the extent reasonably available, historical sales and promotional material and literature to the extent primarily used or held for use in the operation of the Business, including samples, premium and promotional items, pamphlets and brochures, historical and current television, radio, internet and other media advertising, historical and current print advertising and the artwork relating to sales and promotional literature, in each case to the extent actually produced;

(m)         all of the Sellers’ claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating primarily to any of the Sellers’ ownership of the Purchased Assets and/or the operation of the Business, but excluding causes of action and other legal rights and remedies of the Sellers to the extent they are (i) against Purchaser with respect to the Transactions contemplated hereby; or (ii) relating exclusively to the Excluded Assets;

(n)          all rights, that may be asserted based on events, occurrences or conditions occurring or existing after the Closing, under or pursuant to all warranties, indemnities, representations, guarantees and similar rights in favor of the Sellers, the Transferred Companies or any of their Affiliates with respect to the Business or any Purchased Asset;

(o)          all Permits held by any of the Sellers primarily used or held for use in, or required under applicable Law for the operation of, the Business;

(p)          all information systems, hardware, telephone systems, Software systems, database and database systems of the Sellers that are primarily used or held for use in the Business and any and all rights thereunder (collectively, the “Transferred IT Systems”);

(q)          all issued and outstanding Equity Interests in Concurrent NC and Concurrent Asia Corp (collectively, the “Purchased Equity”) and all right, title and interest in all assets (tangible and intangible), properties, Permits, causes of action, remedies and rights of Concurrent NC and Concurrent Asia Corp wherever located;

(r)          all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that the Purchaser is the successor to the Business, including all rights to, and goodwill in, the names “RedHawk,” “NightStar” and “SIMulation Workbench” and the other names set forth under the heading “Real-Time Trademarks” on or required to be set forth on Section 5.14(a) of the Disclosure Schedule;

19.

(s)          all insurance benefits, including rights and proceeds (which proceeds shall be net of Seller Parent’s and its Affiliates’ costs of recovery), arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (but specifically excluding any insurance policies themselves except to the extent held by a Transferred Company), solely to the extent that no Purchaser Indemnitee has received payments with respect to the matters underlying such benefits, rights or proceeds under Article X of this Agreement; and

(t)          all other assets, properties and rights primarily used in, useful for or otherwise primarily related to the Business, wherever located and of whatever nature, whether real, personal or mixed, tangible or intangible now existing.

Notwithstanding the foregoing, neither (1) the Concurrent HPS Equity nor (2) any assets, properties or rights of Concurrent HPS that would otherwise constitute Purchased Assets (such assets, rights or properties, collectively, the “Concurrent HPS Assets”), shall be, in the case of the foregoing clause (1) or (2), transferred or assigned to the Purchaser at the Closing, but shall only be transferred and assigned to the Purchaser upon the transfer and assignment of the Concurrent HPS Equity to the Purchaser pursuant to (and subject to) the further provisions of this Agreement. If the Concurrent HPS Equity is so transferred and assigned to the Purchaser, the Concurrent HPS Equity and the Concurrent HPS Assets shall become a part of the Purchased Assets for all purposes under this Agreement.

Furthermore, notwithstanding anything to the contrary herein, to the extent any assets, properties or rights of the Selling Group existing as of immediately prior to the effectiveness of the Nippon Separation would have constituted “Purchased Assets” hereunder but are, as a result of the Nippon Separation, not held by Sellers or the Transferred Companies as of the Closing, then such assets, properties and rights shall nonetheless be deemed “Purchased Assets” hereunder and shall be subject to Sections 7.7, 8.2, 8.3 and the other relevant provisions hereof.

2.2           Purchase and Sale of the Concurrent HPS Equity. On the terms and subject to the conditions of this Agreement, at the Concurrent HPS Closing, each of the Sellers hereby agrees to sell, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase (or caused to be purchased) from the Sellers, the number and type of Concurrent HPS Equity set forth next to the applicable Seller’s name on Schedule 2.2, in each case free and clear of all Liens. The Purchaser may assign its rights under this Section 2.2 to the HPS Share Purchaser, in whole or in part, at any time prior to the Concurrent HPS Closing by delivering written notice of such assignment (indicating, in such case, the number of shares of Concurrent HPS Equity to be purchased by the HPS Share Purchaser) to the Sellers; provided, however, that, in the event of any such assignment, the Purchaser shall remain primary liable for the payment of the applicable purchase price therefor to the Sellers.

2.3           Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or any other provision hereof, the Purchaser and the Sellers expressly understand and agree that the Sellers are retaining and are not selling, assigning, transferring or conveying to the Purchaser any assets other than the Purchased Assets and, subject to the consummation of the Concurrent HPS Closing pursuant to (and subject to) the provisions of this Agreement, the Concurrent HPS Equity and Concurrent HPS Assets (such other assets, the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets shall include the following:

20.

(a)          all of the Sellers’ rights under this Agreement and any other Transaction Document;

(b)          those assets, properties and rights of any Seller that are the subject of the Transition Services Agreement and are (i) used primarily by a Seller or its Affiliates in businesses other than the Business (but not including the assets that expressly designated as Intellectual Property Assets pursuant to Section 2.1(a)) or (ii) set forth on Section 2.3(b) of the Disclosure Schedule;

(c)          all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by a Seller to the extent primarily related to an Excluded Asset;

(d)          all rights to any federal, state, local or foreign income tax refunds attributable to Taxes described in Section 11.1(a) that are paid on or prior to the Closing Date or indemnified by Sellers (other than any refunds reflected as a Current Asset in Working Capital, as finally determined in accordance with the terms of this Agreement) subject to Section 11.7;

(e)          all trade names, Trademarks, service marks, logos and goodwill appurtenant thereto; domain names, corporate names or comparable property; and any registration or application relating to any of the foregoing, in each case that uses in whole or in part “Concurrent” or “Concurrent Computer, whether or not stylized;

(f)          all Cash other than the Transferred Cash and all bank accounts of the Sellers, other than bank accounts of the Transferred Companies;

(g)          all Tax returns and other Tax records of the Sellers or their Affiliates (other than those relating primarily to the Purchased Assets and the Business);

(h)          the Excluded Intellectual Property Assets;

(i)          all rights, title and interest of the Sellers and their Affiliates to the use of the Excluded Names;

(j)          all of the Sellers’ and their Affiliates’ rights in the assets listed on Section 2.3(j) of the Disclosure Schedule; and

(k)          all other assets, properties or rights of the Sellers, including under or related to any Contracts, that are exclusively used or exclusively held for use in connection with the Other Businesses.

2.4          Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser agrees, effective at the time of Closing, to pay, discharge, assume or perform, as appropriate, all of the following Liabilities of and obligations of the Selling Group and no other Liabilities (collectively, the “Assumed Liabilities”):

(a)          the Liabilities of the Selling Group primarily related to the operation of the Business to the extent not constituting Excluded Liabilities;

21.

(b)          the Liabilities of the Selling Group arising in connection with or related to the operation of the Business to the extent and in the amount specifically accrued and reflected as a Current Liability in Working Capital, as finally determined in accordance with the terms of this Agreement;

(c)          all Liabilities of the Selling Group in respect of trade creditors to the extent and in the amount specifically accrued and reflected on the Closing Balance Sheet;

(d)          all obligations of the Sellers under the Assigned Contracts (including Deferred Revenue set forth on the Deferred Revenue Schedule), except to the extent such obligations are attributable to or arise from any breach or default by the Sellers under any Assigned Contract on or before the Closing Date;

(e)          all liabilities and obligations relating to the Employees of the Transferred Companies other than (i) pension obligations under the Laws of Germany, (ii) the Excluded Liabilities referenced in Section 2.4(e), and (iii) any Change in Control Payments; and

(f)          the other Liabilities of the Sellers listed or described in Section 2.4(f) of the Disclosure Schedule.

Notwithstanding the foregoing, (1) no Liabilities of Concurrent HPS shall constitute Assumed Liabilities under this Agreement until the consummation of the Concurrent HPS Closing pursuant to (and subject to) the provisions of this Agreement and (2) from and after such consummation of the Concurrent HPS Closing, the Liabilities of Concurrent HPS shall only constitute Assumed Liabilities under this Agreement to the extent that such Liabilities would have constituted Assumed Liabilities under the foregoing definition thereof if the Concurrent HPS Equity and the Concurrent HPS Assets had been Purchased Assets at the Closing.

2.5          Excluded Liabilities. The Purchaser shall not assume any Liabilities of the Selling Group (or any of their respective Affiliates), whether relating to the Purchased Assets, the Business or otherwise (all such Liabilities, collectively, the “Excluded Liabilities”). Excluded Liabilities shall include the following Liabilities:

(a)          any Liabilities to the extent directly relating to an Excluded Asset;

(b)          any Liabilities in respect of Taxes for which the Sellers are responsible pursuant to Section 11.1;

(c)          any Liabilities relating to the Purchased Assets resulting from, caused by or arising out of any service rendered by the Sellers (or any of their respective Affiliates) at any time before the Closing;

(d)          any legal, investment banking and other advisory costs and expenses incurred or accrued by or on behalf of the Sellers or the Transferred Companies in connection with the Transactions contemplated by this Agreement;

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(e)          except Liabilities with respect to employees of the Transferred Companies (which, other than Change in Control Payments, are Assumed Liabilities as set forth in Section 2.4(e)), any employee Liabilities (whether or not such Liabilities are accrued or payable at Closing, and whether or not such Liabilities are contingent in nature) relating to present and past employees of the Selling Group to the extent relating to (i) the termination of employment of any such employee prior to or effective as of the Closing (as well as any Liability for severance or dismissal pay or otherwise in connection with any unlawful termination of employment by Sellers, or for accrued vacation or sick time or for salary, overtime, commissions, bonuses or pension fund contributions); (ii) any Benefit Arrangement, whether or not arising prior to, at or after the Closing; (iii) any employee or other Person providing services relating to the Business who is not a Transferred Employee; or (iv) workers’ compensation claims of any employee which relate to events occurring prior to the Closing Date;

(f)          any account payable of any Seller or the Transferred Companies outstanding as of the Closing to the extent of the amount not included in the Closing Balance Sheet or otherwise reflected on schedules provided pursuant to Section 2.4;

(g)          any Liabilities related to claims by any current or former holder or alleged holder of shares of capital stock or other securities of or interests in the Seller Parent or any of the other Sellers (including any predecessors) arising out of resulting from or in connection with the Transactions or the Transaction Documents, including the approval procedures with respect thereto by the Seller Parent or any of the other Sellers, whether for breach of fiduciary duty or otherwise;

(h)          any Liabilities based upon, arising out of, with respect to or by reason of the failure of the representation and warranties contained in the last sentence of Section 5.2 to be correct in any respect;

(i)           any Liabilities for Transaction Expenses;

(j)           any Liabilities arising out of or related to the failure of Concurrent HPS to receive the French Employee Waivers;

(k)          any Liabilities, including any Liabilities in respect of Taxes, to the extent arising out of the Nippon Separation; provided that, for the avoidance of doubt, while Taxes arising from the Nippon Separation constitute Excluded Liabilities, Purchaser remains responsible for filing any Straddle Period Tax Returns of Concurrent NC pursuant to
Section 11.2;

(l)           any employee Liabilities (whether or not such Liabilities are accrued or payable at Closing, and whether or not such Liabilities are contingent in nature) relating to present and past employees of the Selling Group to the extent relating to any pension obligations under the Laws of Germany;

(m)         any Liabilities of the Sellers (or their respective Affiliates) under this Agreement and the Transaction Documents; and

(n)          any Liabilities specifically set forth on Section 2.5 of the Disclosure Schedule.

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2.6           Withholding. Purchaser, the HPS Share Purchaser, and their respective agents, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law; provided, however, that Purchaser shall use commercially reasonable efforts to notify Seller Parent prior to withholding if Purchaser determines that any withholding is required on payments to Seller Parent hereunder (other than by reason of failure of one or both of the Sellers to deliver any items specified in Section 4.2(a)), and at Seller Parent’s request Purchaser shall allow Seller Parent to timely mitigate any such requirement for deduction or withholding to the extent permitted by Law and reasonably satisfactory to Purchaser (provided that Purchaser, its agents, and its Affiliates shall not be required to incur any unreimbursed cost or expense in connection therewith). To the extent that such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III

PURCHASE PRICE; WORKING CAPITAL ADJUSTMENT

3.1           Purchase Price for the Purchased Assets. Subject to the terms and conditions of the Agreement, in consideration of the sale, assignment, transfer and conveyance to Purchaser of the Purchased Assets, at the Closing, the Purchaser shall (i) pay the Total Purchase Price less the Escrow Amount to the Seller Parent by wire transfer of immediately available funds (the “Closing Payment”); and (ii) assume the Assumed Liabilities.

3.2           Escrow. $2,000,000 of the Total Purchase Price (the “Escrow Amount”) shall be deposited by the Purchaser at the Closing, by wire transfer of immediately available funds, into an escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement for the purpose of satisfying indemnification claims pursuant to Article X hereof.

3.3           Working Capital Adjustment. The Total Purchase Price shall be adjusted as follows:

(a)          Prior to the Closing Date, the Seller Parent shall have prepared and delivered to the Purchaser the Estimated Closing Balance Sheet and a statement calculating the Estimated Working Capital. If the Estimated Working Capital is less than the Working Capital Requirement, then the Total Purchase Price payable on the Closing Date will be decreased by the amount of such shortfall (the “Shortfall Reduction”). The Total Purchase Price will be subject to further adjustment upon final, post-Closing determination of the Working Capital, as provided in Section 3.3(b) below. For the avoidance of doubt, the Total Purchase Price will not be adjusted if the Estimated Working Capital is greater than the Working Capital Requirement.

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(b)          As soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) days thereafter, the Purchaser shall prepare and deliver to the Seller Parent (i) the Closing Balance Sheet and (ii) a statement calculating Working Capital, showing proposed adjustments to the Estimated Closing Balance Sheet and the calculation of Estimated Working Capital, together with such documentation the Purchaser believes supports such proposed adjustments (together with the Closing Balance Sheet, the “Adjusted Working Capital Statement”). Within 30 days after receipt thereof, the Seller Parent shall notify the Purchaser in writing whether it accepts or disputes the accuracy of the Adjusted Working Capital Statement. If the Seller Parent accepts the Adjusted Working Capital Statement or fails to notify the Purchaser in writing of any dispute with respect thereto within such 30-day period, then the Closing Balance Sheet set forth therein and the Purchaser’s calculation of Working Capital shall be deemed to be the final determination of both the Closing Balance Sheet and Working Capital under this Agreement. If the Seller Parent disputes the Adjusted Working Capital Statement, it shall in such written notice set forth in reasonable detail those items that the Seller Parent believes are not fairly presented and the reasons for its opinion. The parties shall then meet and in good faith use their best efforts to resolve their disagreements over the disputed items. If the parties resolve their disagreements over the disputed items, the Adjusted Working Capital Statement, with those modifications to which the parties shall have agreed, shall be deemed to be the final determination of the Closing Balance Sheet and Working Capital under this Agreement. If the parties have not resolved their disagreements over the disputed items on the Adjusted Working Capital Statement within 30 days after the Seller Parent’s notice of dispute, the parties shall forthwith jointly request an independent Accounting Referee to make a binding determination of those disputed items included in the Adjusted Working Capital Statement based solely on presentations by the Purchaser and the Seller Parent and in accordance with the guidelines and procedures set forth in this Agreement (for example, not on the basis of an independent review). The Accounting Referee will have 30 days from the date of referral to render its decision with respect to the disputed items concerning the Adjusted Working Capital Statement, shall only decide the specific items under dispute by the parties and its decision must be within the range of disputed values assigned to each disputed item, which decision shall be final and binding upon the parties. Upon rendering its decision, the calculation of the Closing Balance Sheet and Working Capital, as set forth in the Adjusted Working Capital Statement with those modifications thereto as decided by the Accounting Referee, shall be deemed to be the final determination of the Closing Balance Sheet and Working Capital under this Agreement. The fees and expenses of the Accounting Referee engaged pursuant to this Section 3.3(b) shall be borne 50% by the Seller Parent and 50% by the Purchaser. Notwithstanding the foregoing, if the final disputed amount claimed by Purchaser in the submission of the dispute to the Accounting Referee differs from the amount as finally determined by the Accounting Referee by greater than 15%, then the fees and expenses of the Accounting Referee engaged pursuant to this Section 3.3(b) shall be borne 100% by Purchaser. The date on which the Closing Balance Sheet and Working Capital of Seller Parent are finally determined in accordance with this Section 3.3(b) is hereinafter referred to as the “Working Capital Determination Date.”

(c)          If Working Capital as determined pursuant to Section 3.3(b) is less than the lower of (i) the Estimated Working Capital and (ii) the Working Capital Requirement, then the Total Purchase Price will be decreased by the amount of such shortfall (the “Shortfall Consideration”). If Working Capital as determined pursuant to Section 3.3(b) exceeds the greater of (i) the Estimated Working Capital and (ii) the Working Capital Requirement, then no adjustment will be made to the Total Purchase Price. The Total Purchase Price adjustment required hereby is referred to as the “Adjustment.”

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(d)          In the event of any Adjustment, then promptly (and in any event no later than the fifth Business Day after the Working Capital Determination Date), the Seller Parent shall pay to the Purchaser the Shortfall Reduction by wire transfer in immediately available funds. Notwithstanding the foregoing, the Purchaser may, in its sole discretion, provide written notice to the Seller Parent indicating that the Shortfall Reduction will be satisfied out of amounts then-remaining in the Escrow Account, in which case, the Seller Parent will cooperate with the Purchaser to provide joint written instructions to the Escrow Agent to provide for the release of such Shortfall Reduction to the Purchaser.

3.4           Purchase Price for the Concurrent HPS Equity. Subject to the terms and conditions of this Agreement, in consideration of the sale, assignment, transfer and conveyance to Purchaser of the Concurrent HPS Equity, at the Concurrent HPS Closing, the Purchaser shall pay (or cause to be paid) to the Sellers the amount of (a) $2,800,000 less any (b) Agreed Upon Non-Permitted Leakage (as defined below) (the difference of (a) and (b) being referred to herein as the “Concurrent HPS Equity Payment”). The Concurrent HPS Equity Payment shall be paid to the Sellers in the percentages set forth on Schedule 3.4 and shall be payable by wire transfer of immediately available funds to the accounts designated by the Seller Parent not less than two (2) business days prior to the Concurrent HPS Closing. In the event the Purchaser reasonably believes that there has been any Non-Permitted Leakage during the period from the Closing through and including the Concurrent HPS Closing, the Purchaser will so inform the Seller Parent, and the Purchaser and Seller Parent will negotiate in good faith (and will use their commercially reasonable efforts) to agree upon the amount of such Non-Permitted Leakage, if any, prior to the Concurrent HPS Closing Date. If the parties so agree on the amount of such Non-Permitted Leakage, they will memorialize the agreed amount in writing, which shall be the “Agreed Upon Non-Permitted Leakage.” If the parties are unable to so agree, after using their commercially reasonable efforts, then the Buyer shall retain all of its rights and remedies with respect thereto, including the right to seek and obtain indemnification under Article X.

Article IV

CLOSING; CONCURRENT HPS CLOSING

4.1          Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place on the date hereof, all such actions and occurrences taking place at the Closing shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered.

4.2          Deliveries at Closing.

(a)          Deliveries of the Sellers. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing:

(i)          The Sellers shall deliver to the Purchaser a Bill of Sale, the Assignment and Assumption Agreement, and such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Purchaser all right, title and interest in, to and under the Purchased Assets, as well as physical possession of all of the Purchased Assets.

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(ii)         The Sellers shall deliver to the Purchaser the Transition Services Agreement duly executed by the Seller Parent.

(iii)       The Sellers shall deliver to the Purchaser the Software License Agreement, duly executed by the Seller Parent.

(iv)        The Sellers shall deliver to the Purchaser the Trademark License Agreement, duly executed by the Seller Parent.

(v)         The Sellers shall deliver to the Purchaser evidence of the release, discharge or termination of all Liens on the Purchased Assets, including without limitation evidence of the termination and removal of all UCC-1 financing statements (and similar statements in jurisdictions outside of the United States) and the discharge of all other monetary Liens.

(vi)        The Sellers shall deliver to the Purchaser copies of the Closing Required Consents listed on Section 4.2 of the Disclosure Schedule (the “Closing Required Consents”).

(vii)       The Sellers shall deliver to the Purchaser the Purchased Assets.

(viii)      The Sellers shall deliver to the Purchaser the Business Records in hard copy format or in an electronic format.

(ix)         The Sellers shall deliver to the Purchaser the Intellectual Property Assignment Agreement, executed by the appropriate Sellers, and any and all documents, agreements, certificates and other instruments as may be necessary to register any Patent or Trademark constituting Intellectual Property Assets in the name of a Purchaser or designee thereof.

(x)          Unless otherwise requested by the Purchaser, the Sellers shall deliver to the Purchaser resignation letters from the directors, officers and managers, as the case may be, of each of Concurrent NC and Concurrent Asia Corp, effective immediately after the Closing.

(xi)         (1) If the Purchased Equity is certificated, the Sellers shall deliver to the Purchaser certificates representing the Purchased Equity, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment duly endorsed in blank, and (2) the Sellers shall take such actions as may otherwise be necessary to reflect the transfer of the Purchased Equity to Purchaser, including completion of any required recording of such transfer.

(xii)       Seller Parent shall deliver to the Purchaser a duly executed certificate of non-foreign status, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser, and conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that Seller Parent is not a “foreign person” as defined in Section 1445 of the Code.

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(xiii)     Seller Parent shall deliver to the Purchaser an original, properly completed and duly executed IRS Form W-9 executed on behalf of such Person by a duly authorized representative.

(xiv)      The Seller Parent shall deliver (A) an original IRS Form 8023 on which a duly authorized representative of the Seller Parent shall have (1) properly completed the information regarding Concurrent Asia Corp in Section B; (2) properly completed the information regarding the Seller Parent in Section C; and (3) properly executed in the signature blocks under the heading “Consolidated Selling Group or Selling Affiliate Signature,” and (B) all comparable state income tax election forms and such other forms and documents as may be reasonably requested by the Purchaser to effectuate the Section 338(h)(10) Election with respect to the purchase and sale of the Purchased Equity of Concurrent Asia Corp.

(xv)       The Sellers shall deliver to the Purchaser the Concurrent HPS Reseller Agreement executed by the appropriate entity from the Seller Group.

(b)          Deliveries of Purchaser. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing:

(i)          The Purchaser shall make (or cause to be made) all payments due at Closing.

(ii)         The Purchaser shall deliver to the Sellers the Assignment and Assumption Agreement.

(iii)       The Purchaser shall deliver to the Sellers the Transition Services Agreement duly executed by the Purchaser.

(iv)        The Purchaser shall deliver to the Sellers the Software License Agreement, duly executed by the Purchaser.

(v)         The Purchaser shall deliver to the Sellers the Trademark License Agreement, duly executed by the Purchaser.

(vi)        The Purchaser shall deliver to the Sellers the Concurrent HPS Reseller Agreement, duly executed by the Purchaser.

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4.3           Allocation of the Total Purchase Price for the Purchased Assets. Within ninety (90) days after the Working Capital Determination Date, the Purchaser shall deliver to the Seller Parent a draft allocation of the purchase price as determined for income Tax purposes (including the Assumed Liabilities and any other relevant items) among the Purchased Assets (including the assets of any Transferred Company for which the Purchaser elects to make a Section 338 Election) (the “Draft Allocation”); provided that if the Concurrent HPS Closing is consummated, Purchaser shall have until ninety (90) days after the Concurrent HPS Closing Date to update the Draft Allocation to include the Concurrent HPS Equity (and if Purchaser elects to make a Section 338 Election in respect of Concurrent HPS, the Concurrent HPS Assets). The Draft Allocation will be made in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder. If the Seller Parent does not object to the Draft Allocation within thirty (30) days of receipt thereof, then the Draft Allocation shall become final and binding on the parties. The Seller Parent shall make any objection to the Draft Allocation in writing to the Purchaser and shall set forth the basis for such objection. If the Seller Parent timely objects to the Draft Allocation, then the Purchaser and the Seller Parent shall negotiate in good faith to resolve promptly any such objection. If the Purchaser and the Seller Parent do not obtain a final resolution within fifteen (15) days after the Purchaser has received the statement of objection, then the Purchaser and the Seller Parent shall submit the disputed items to the Accounting Referee for resolution in accordance with the principles of Section 3.3(b). The Draft Allocation, as amended to reflect any agreement among the Purchaser and the Seller Parent and the resolution of any disputed items by the Accounting Referee, shall be referred to herein as the “Final Allocation.” Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local Law), none of the Sellers or the Purchaser shall take, nor permit their Affiliates to take, any Tax position which is inconsistent with the Final Allocation, and each party will file its Tax Returns (including IRS Form 8594 and, to the extent the Purchaser so elects, the Section 338 Forms) consistently with the Final Allocation. Each party shall notify the other parties if it receives notice that any Governmental Authority proposes any allocation different than the Final Allocation.

4.4           Concurrent HPS Closing. The closing of the purchase and sale of the Concurrent HPS Equity as contemplated by Section 2.2 above (the “Concurrent HPS Closing”) shall take place no later than two (2) Business Days following the date on which all conditions to the Concurrent HPS Closing set forth in Article IX shall have been satisfied or waived in accordance with this Agreement (other than those conditions that are contemplated to be satisfied at the Concurrent HPS Closing), all such actions and occurrences taking place at the Concurrent HPS Closing shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered. In addition to the taking of such other actions as may be provided for in this Agreement, at the Concurrent HPS Closing:

(a)          (i) If the Concurrent HPS Equity is certificated, the Sellers shall deliver to the Purchaser certificates representing the Concurrent HPS Equity, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment duly endorsed in blank, and (ii) the Sellers shall take such actions as may otherwise be necessary to reflect the transfer of the Concurrent HPS Equity to Purchaser, including completion of any required recording of such transfer.

(b)          Unless otherwise requested by the Purchaser, the Sellers shall deliver to the Purchaser resignation letters from the directors, officers and managers, as the case may be, of Concurrent HPS, effective immediately after the Concurrent HPS Closing.

(c)          Each of the Sellers shall deliver to the Purchaser (or, if applicable, the HPS Share Purchaser) a duly executed certificate of non-foreign status, dated as of the Concurrent HPS Closing Date, in form and substance reasonably satisfactory to the Purchaser (or, if applicable, the HPS Share Purchaser), and conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that such Person is not a “foreign person” as defined in Section 1445 of the Code.

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(d)          Each of the Sellers shall deliver to the Purchaser (or, if applicable, the HPS Share Purchaser) an original, properly completed and duly executed IRS Form W-9 executed on behalf of such Person by a duly authorized representative.

(e)          Subject to Section 2.6, the Purchaser (or, if applicable, the HPS Share Purchaser) shall make (or cause to be made) all payments due at the Concurrent HPS Closing.

Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby, jointly and severally, on behalf of themselves and each Transferred Company, represent and warrant to the Purchaser that the statements contained in this Article V are true and correct, except as set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”) (provided that, notwithstanding anything to the contrary contained herein, except as set forth in Section 5.9 (Sufficiency of Purchased Assets), Section 5.20 (Taxes), Section 5.22 (Employee Benefit Plans), Section 5.23 (Transactions with Affiliates; Intercompany Arrangements), Section 5.28 (Nippon Separation) and except for references herein to coverage under the Trademark License Agreement, Transition Services Agreement or Software License Agreement with respect to Excluded Assets or Excluded Liabilities subject thereto, no representation or warranty shall be made or deemed to have been made with respect to any Excluded Asset or Excluded Liability or any business of the Sellers other than the Business). The Disclosure Schedule shall be arranged in numbered sections and subsections corresponding to the sections and subsections contained in this Article V and each item disclosed thereon shall make explicit reference to the specific representation or warranty as to which exception is taken or disclosure made. Exceptions to a particular representation or warranty shall not be construed as exceptions to any other representation or warranty, except to the extent the applicability of such exception or qualification to any other applicable representation or warranty is reasonably apparent on the face of the disclosure to a reader unfamiliar with the Business. Reference in the Disclosure Schedule to any purchase order, amendment, memorandum or Contract, document or other item shall be deemed to refer only to such item and not to any related terms and conditions, underlying master agreement, appendix, schedule or exhibit unless the same is also specifically disclosed, by name, and a complete and accurate copy has been provided to Purchaser. For the purposes of this Article V, the term “Purchased Assets” shall be deemed to include the Concurrent HPS Assets and the Concurrent HPS Equity as if the Concurrent HPS Closing were occurring simultaneously with the Closing.

5.1           Existence and Power. Each Selling Company is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and all governmental licenses, authorizations, consents and approvals required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as now conducted and proposed to be conducted. Each Selling Company is duly licensed or qualified to do business and is in good standing (if such concept is applicable in the relevant jurisdiction) as a foreign entity, in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing, qualification or good standing (as applicable) necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each Selling Company has heretofore made available to the Purchaser true and complete copies of the corporate charter and bylaws or equivalent governing documents of such Selling Company, as applicable, as currently in effect.

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5.2           Authorization; Execution. Each Seller has all necessary corporate or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the execution and delivery by each Selling Company of any other Transaction Document to which such Selling Group member is a party, the performance by each Selling Company of its obligations hereunder and thereunder and the consummation by each Selling Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of such Selling Company. This Agreement and each other Transaction Document to which it is a party has been duly executed and made available by each Selling Company, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of such Seller, enforceable against such Selling Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity. Without limiting the generality of the foregoing (a) the Purchased Assets do not constitute “substantially all” of the Seller Parent’s assets as determined under Section 271 of the DGCL and (b) the approval of the stockholders of the Seller Parent is not required under the DGCL or otherwise in connection with, or as a result of, this Agreement or the consummation of the Transactions.

5.3           Seller Parent Subsidiaries; Capitalization of Transferred Companies; Capitalization of Concurrent HPS.

(a)          Except as set forth in Section 5.3(a) of the Disclosure Schedule (such entities so set forth being referred to as the “Seller Parent Subsidiaries”), the Seller Parent does not own any capital stock of or any other equity interest in any other Person or any Subsidiary, and the Seller Parent is not and has not otherwise been a party to, member of or participant in any partnership, joint venture or similar business entity.

(b)          All of the Purchased Equity is owned beneficially and of record by the Sellers, free and clear of any Lien other than transfer restrictions imposed thereon by Law. Section 5.3(b) of the Disclosure Schedule sets forth (a) authorized capital stock of each Transferred Company, and (b) the issued and outstanding capital stock of each of Transferred Company and the record and beneficial holder thereof. The Purchased Equity has been duly authorized and validly issued and is fully paid and nonassessable, and except for the French Employee Right, is not subject to any preemptive or subscription rights and was not issued in violation of any preemptive or subscription rights. Except for the Purchased Equity, there is no capital stock of any of the Transferred Companies reserved, issued or outstanding, there are no preemptive rights or other outstanding rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts of any character (w) convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe or acquire, any capital stock of any of the Transferred Companies or obligating any Transferred Company to issue, transfer, sell, purchase, return or redeem any equity interests or securities convertible into or exchangeable for such securities or equity interests, (x) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any capital stock of any of the Transferred Companies, (y) restricting the transfer of any capital stock of any of the Transferred Companies or (z) with respect to the voting of the Purchased Equity of any Transferred Company. No Transferred Company owns, directly or indirectly, and none of the Purchased Assets except for the Purchased Equity include, any capital stock in any Person. Upon the consummation of Closing (including the payment of the purchase price therefor), the Purchaser shall have acquired the Purchased Equity free and clear of all Liens.

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(c)          The authorized share capital of Concurrent HPS consists as of the date hereof (and will consist as of the Concurrent HPS Closing) of 1,000 shares of common stock. As of the date hereof, and as of the Concurrent HPS Closing, there are (and will be) 1,000 shares of common stock of Concurrent HPS issued and outstanding, all of which are owned (beneficially and of record) by the Sellers, and which comprise the Concurrent HPS Equity. Except for the Concurrent HPS Equity, there is no capital stock of Concurrent HPS reserved, issued or outstanding, and, except for the French Employee Right (which has been waived in full with respect to the Concurrent HPS Share Purchase subject to the terms of the French Employee Waivers), there are no preemptive rights or other outstanding rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts of any character (w) convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe or acquire, any capital stock of Concurrent HPS or obligating Concurrent HPS to issue, transfer, sell, purchase, return or redeem any equity interests or securities convertible into or exchangeable for such securities or equity interests, (x) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any capital stock of Concurrent HPS, (y) restricting the transfer of any capital stock of any of Concurrent HPS or (z) with respect to the voting of the Concurrent HPS Equity. Upon the consummation of the Concurrent HPS Closing (including the payment of the purchase price therefor), the Purchaser shall have acquired the Concurrent HPS Equity free and clear of all Liens.

5.4           Governmental Authorization; Consents.

(a)          Assuming the truth and completeness of the representations and warranties of the Purchaser contained in Sections 6.3 and 6.4 of this Agreement, and except as set forth in Section 5.4(a) of the Disclosure Schedule or as may result from any facts or circumstances to the extent directly relating to the Purchaser or any of its Affiliates (and in such case, only such facts or circumstances of which Sellers did not have knowledge), the execution, delivery and performance by the Selling Group of this Agreement and each of the Transaction Documents to which any Selling Company is a party require no action by or in respect of, or filing with, any Governmental Authority, except for compliance with any applicable requirements of applicable securities laws (including the filing with the SEC of such reports and other materials under the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated hereby).

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(b)          Without limiting the generality of the foregoing, except as set forth on Section 5.4(b) of the Disclosure Schedule, no consent of, waiver by the French Ministry of Defence or the French Economy Ministry is required or necessary for the execution, delivery and performance by the Sellers of this Agreement and each Transaction Document to which any Seller is a party, or for the consummation of the transactions contemplated hereby or thereby. On or prior to the date hereof, the Sellers have, or have caused Concurrent HPS to, deliver notice of the sale of the Concurrent HPS Equity (solely as it relates to Concurrent HPS) to the French Defence Ministry and the French Economy Ministry. There is no Contract to which any of the Sellers is a party, to which the Purchased Assets are bound or otherwise relating to the Business with a customer that is a prime contractor with the French Defence Ministry.

5.5           Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Purchaser contained in Section 6.4 of this Agreement, the execution, delivery and performance by the Selling Group of this Agreement and each Transaction Document to which any Selling Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i)  contravene or conflict with the certificate of incorporation or bylaws of any Selling Company, (ii)  contravene or conflict with any provision of any Law, Governmental Order, permit or decree binding upon or applicable to the Selling Group or the Business; (iii) except as set forth on this Section 5.5 of the Disclosure Schedule, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Selling Company, or to a loss of any benefit relating to the Business to which any Selling Company is entitled under any provision of any Contract, indenture or other document binding upon any Selling Company (iv) result in the creation or imposition of any Lien on any Purchased Asset; or (v) otherwise require the consent approval, waiver or other action by any Person (other than any Governmental Authority referred to in Section 5.4(a)) under any Contract, indenture or other document to which any of the Selling Group is a party or is bound.

5.6           Financial Statements.

(a)          Set forth in Section 5.6(a) of the Disclosure Schedule are complete and accurate copies of (i) the unaudited balance sheet of the Business as of March 31, 2017 (the “Most Recent Balance Sheet”), together with the related statements of operations for the nine-month period ended on the date of the Most Recent Balance Sheet (the “Most Recent Balance Sheet Date”); and (ii) the unaudited financial statements of the Business as, at and for the six months ended December 31, 2016 and each of the fiscal years ended June 30, 2016 and June 30, 2015, together with all related schedules and notes (such statements, collectively, the “Financial Reports”). Each of the balance sheets included in the Financial Reports fairly presents, in all material respects, the financial position of the Business as of the date thereof and each of the statements of income (or statements of results of operations) included in the Financial Reports fairly presents, in all material respects, the results of operations of the Business for the periods then ended, in each case in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered; provided, however, that such financial statements lack statements of cash flows, a statement of retained earnings and footnote disclosures that may be required by GAAP. Moreover, the Financial Reports were prepared from, and are in all material respects in accordance with, the books and records of the Business and using the same methodologies and principles as used to prepare the financial statements filed by Seller Parent with the SEC, except as expressly stated therein. The Selling Group does not prepare separate financial statements for the Business in the ordinary course of business; however, the Financial Reports have been prepared based on management’s good faith belief of the results, and/or financial position, of the Business.

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(b)          Set forth in Section 5.6(b) of the Disclosure Schedule is a copy of the Estimated Concurrent HPS Balance Sheet as of immediately prior to the Closing. To the knowledge of Sellers, the Estimated Concurrent HPS Balance Sheet fairly presents, in all material respects, the financial position of Concurrent HPS as of immediately prior to the Closing. Moreover, the Estimated Concurrent HPS Balance Sheet was prepared from, and is in all material respects in accordance with, the books and records of the Business. Except (i) to the extent reflected or reserved against in the Estimated Concurrent HPS Balance Sheet, or (ii) for Liabilities that are incurred after the date of the Estimated Concurrent HPS Balance Sheet in the ordinary course of business consistent with past practice, there are (as of the Concurrent HPS Closing) no Liabilities or other obligations of any nature whatsoever of Concurrent HPS.

(c)          With respect to the Business, the Sellers have in place systems and processes designed to (i) provide reasonable assurances regarding the reliability of the Financial Reports and (ii) in a timely manner accumulate and communicate to Seller Parent’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Reports (such systems and processes are herein referred to as the “Accounting Controls”). Since July 1, 2016, neither the Sellers nor, to the Sellers’ knowledge, any current employee, auditor, accountant or representative of the Sellers has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the Controls or the Financial Reports. To the Sellers’ knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Reports.

(d)          All of the Liabilities reflected on the Most Recent Balance Sheet are related to the Business and arose out of or were incurred in the ordinary course of business. Except (i) to the extent reflected or reserved against in the Most Recent Balance Sheet, or (ii) for Liabilities that are incurred after the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice, there are no Liabilities or other obligations of any nature whatsoever relating to the Business or that constitute an “Assumed Liability.”

(e)          Attached to Section 5.6(e) of the Disclosure Schedule is a true, complete and accurate copy of a schedule of Deferred Revenue of the Business as of two (2) Business Days prior to the Closing Date (the “Deferred Revenue Schedule”), and to the Sellers’ knowledge there are no material changes to the Deferred Revenue Schedule as of the date hereof. The Deferred Revenue Schedule indicates, as to each customer listed thereon, (i) the invoice to which such Deferred Revenue relates, (ii) the related period over which such Deferred Revenue is to be recognized by the Business on its financial statements in accordance with the Accounting Principles, and (iii) the portion of such Deferred Revenue that is required to be reflected as long-term deferred revenue in the financial statements of the Business in accordance with the Accounting Principles. All Deferred Revenue listed on the Deferred Revenue Schedule has been accrued and is reflected on the face of the Closing Balance Sheet in accordance with the Accounting Principles. Except for the performance of support and maintenance services in the ordinary course of business consistent with the Standard Seller Terms and past practice, the Business is not obligated to make any payments or expend any monies after the Closing in respect of the Deferred Revenue listed on the Deferred Revenue Schedule, other than payments to suppliers in the ordinary course of business that, in any event, do not exceed (x) $10,000 as to any single expense or (y) $25,000 in the aggregate as to all Deferred Revenue listed on the Deferred Revenue Schedule.

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(f)          Section 5.6(f) of the Disclosure Schedule sets forth the amount, location and holder (i.e., identity of Selling Company) of all Transferred Cash as of two (2) Business Days prior to the Closing Date.

5.7          Absence of Certain Changes. Since December 31, 2016, except as set forth on Section 5.7 of the Disclosure Schedule, there has been no material change in the financial condition, business, assets, liabilities or operating results of the Business, taken as a whole. Except as expressly contemplated by this Agreement or as set forth on Section 5.7 of the Disclosure Schedule, from December 31, 2016, the Business has been operated in the ordinary course of business consistent with past practices in all material respects and there has not been, with respect to the Business, any Transferred Company, any Assumed Liability or the Purchased Assets, any:

(a)          Material Adverse Change;

(b)          incurrence of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $50,000, except for unsecured obligations and liabilities incurred in the ordinary course of business consistent with past practices;

(c)          sale or other disposition of any of the Purchased Assets shown or reflected in the Financial Reports, except for sales in the ordinary course of business consistent with past practices;

(d)          cancellation of any material debts or claims or amendment, termination or waiver of any material rights constituting Purchased Assets, except in the ordinary course of business consistent with past practices;

(e)          imposition of any Lien upon any of the Purchased Assets, except in the ordinary course of business consistent with past practices;

(f)          (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employee, officer, director, independent contractors or consultants of the Business (except in the ordinary course of Business consistent with past practice), other than as provided for in any written agreements existing prior to the date hereof; and (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business (except in the ordinary course of Business consistent with past practices);

(g)          except in the ordinary course of Business consistent with past practice or as required by Law, (i) grant of any severance or termination pay or any change in control bonus to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee of the Business, (iii) change in benefits payable under existing severance or termination pay policies of the Selling Group or employment agreements to which any Employee of the Business is a party or (iv) change in compensation or other benefits payable to Employees of the Business;

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(h)          material change in any method of accounting or accounting practice for the Business, except as required by changes in applicable Law or GAAP or as disclosed in the notes to the Financial Reports;

(i)           change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by any Selling Company with respect to the Business;

(j)          with regard to any of the Transferred Companies, there has not been any: (A) making, revocation, or amendment of any material Tax election, (B) filing of any amended Tax Return or material claim for refund of Taxes, (C) settlement or compromise of any audit, examination, contest, litigation or other proceeding relating to Taxes with or against any Taxing Authority, (D) entrance into any closing agreement affecting any Tax liability or refund, or (E) extension or waiver of the application of any statute of limitations regarding the assessment or collection of any material Tax;

(k)          material change in practices and policies, practices and procedures with respect to collection of accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(l)           if it had been in existence on the date hereof, except for sales directly to end users or through distributors, resellers, agents and partners, entry into any Contract that would constitute a Material Contract other than in the ordinary course of business consistent with past practices;

(m)         material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance, which in the aggregate have a replacement cost of more than $35,000;

(n)          acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit included in the Purchased Assets;

(o)          capital expenditures, in excess of $100,000 individually or $500,000 in the aggregate, which would constitute an Assumed Liability;

(p)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any director or officer of the Business, excluding employment agreements (and amendments thereto) with employees (excluding any director or officer) in the ordinary course of business and excluding advancement of expenses;

(q)          purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $75,000, except for purchases of inventory, supplies, equipment or otherwise in the ordinary course of business consistent with past practices; or

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(r)          any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.8           Properties.

(a)          None of the Selling Group owns any real property that is used in, useful for or otherwise related to the Business. The Selling Group leases or subleases all real property that is primarily used in the Business or otherwise included as a Purchased Asset. Section 5.8(a) of the Disclosure Schedule describes, as of the date hereof, all such real property leased or subleased by the Selling Group (the “Real Property”), specifying the name of the lessor or sublessor, the lease term and basic annual rent.

(b)          Section 5.8(b) of the Disclosure Schedule describes, as of the date hereof, all material tangible personal property owned, leased or subleased by the Selling Group and used in the Business (without giving effect to the Nippon Separation), including but not limited to Equipment, Software, hardware, machinery, equipment, furniture, vehicles, spare and replacement parts, and other trade fixtures and fixed assets, and any Liens thereon. All such leases of personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any material breach by any Seller or any event known to a Seller that with notice or lapse of time or both, would constitute a material default.

(c)          No Purchased Asset is subject to any Lien, except Liens that will be terminated immediately upon the Closing or Permitted Liens.

(d)          There are no developments affecting any of the Purchased Assets pending or, to the Sellers’ knowledge, threatened that would materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

5.9           Sufficiency of Purchased Assets.  Except as set forth in Section 5.9 of the Disclosure Schedule, the Purchased Assets (together with the services and products under the Transition Services Agreement and the Concurrent HPS Reseller Agreement) are adequate to conduct the Business as currently conducted (but without giving effect to the Nippon Separation) and are sufficient for the conduct of the Business as of immediately following the Closing.

5.10        Title to Purchased Assets. Upon consummation of the Transactions contemplated hereby, the Purchaser will have acquired good and marketable title in and to, a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

5.11        Litigation. Except as disclosed in Section 5.11 of the Disclosure Schedule, there is no claim, action, suit, investigation or proceeding pending or, to the Sellers’ knowledge, threatened, against or affecting the Business, any Transferred Company or any Purchased Asset, nor has any such claim, action, suit, investigation or proceeding been pending, or, to the Sellers’ knowledge, threatened, since December 31, 2013.

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5.12        Material Contracts.

(a)          Except for the Contracts disclosed in applicable subsection of Section 5.12(a) or 5.12(b) of the Disclosure Schedule, with respect to the Business, none of the Selling Group is a party to or subject to and the Purchased Assets (including the Transferred Companies, Purchased Equity and Concurrent HPS Equity) are not otherwise subject to any:

(i)          lease for real or personal property;

(ii)         Contract for the purchase of materials, supplies, goods, services, equipment or other assets with a Major Supplier;

(iii)       Contract with a customer of the Business from whom the Business has derived revenue during the 12-month period ended December 31, 2016 or from whom the Business expects to derive revenue during the 12-month period ending December 31, 2017, in each case that (i) relates to the licensing, maintenance, support or enhancement of any Product; (ii) is subscription-based or provides for recurring subscription fees with respect to any Product; or (iii) that otherwise gives rise to any Deferred Revenue that is reflected on the Closing Balance Sheet (each an “Ongoing Customer Contract”);

(iv)        distributor, reseller, sales representative, marketing, system integration, OEM, sublicensing or other similar Contract;

(v)         Contract that cannot be cancelled on 90 days’ or less notice without penalty fee or other expense due on account of such cancellation;

(vi)        settlement agreement or Contract with any Person containing obligations yet to be performed or completed or Liabilities yet to be satisfied by either or both parties;

(vii)       partnership, joint venture or other similar Contract;

(viii)     Contract relating to indebtedness (except for trade receivables in the ordinary course of business) or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except Contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $25,000;

(ix)        Contracts for the sale of all or a significant portion of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets, other than a Contract in which the applicable sale, pledge or purchase has been consummated and there are no material obligations or Liabilities surviving;

(x)          Contract that is a Government Contract or Government Proposal;

(xi)         employment or consulting Contract providing for base salary compensation in excess of $50,000 per year and that is not terminable upon 90 days’ notice or less without penalty fee or other payment in excess of accrued salary for time worked;

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(xii)       collective bargaining agreements or agreements with any labor organization, union or association;

(xiii)      all Intellectual Property Licenses, excluding non-exclusive licenses to “off the shelf” Software generally available on non-negotiable terms and available for an acquisition cost of less than $25,000 per annum;

(xiv)      all licenses and agreements pursuant to which the Sellers or any Transferred Company has granted any third party any rights or interests in any Intellectual Property Assets (excluding any licenses that do not differ in any material respect from the Standard Seller Terms);

(xv)       license, technology transfer, franchise or other Contract in respect of any Intellectual Property Asset with royalty payments in excess of $50,000 per year;

(xvi)     Contract that may require or permit the release of Product source code;

(xvii)    agency, dealer, sales representative or other similar Contract;

(xviii)   Contract that grants any (A) exclusive license, supply, distribution or other rights, (B) rights of first refusal, rights of first negotiation or similar rights, (C) preferential or exclusive rights to purchase or license any Products or services or (D) other rights or obligations that otherwise limit the freedom of any Selling Company to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of the Purchaser or its Affiliates on or after the Closing Date;

(xix)      agreements providing for any minimum or guaranteed payments by any of the Selling Group in excess of $50,000 per year or waiving any right for any of the Selling Group to receive payments or royalties in excess of $50,000 per year relating to any Intellectual Property Assets;

(xx)       Contract with or for the benefit of any Interested Person (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or noncompetition or similar arrangements and (C) employee benefits generally made available to employees of the Business); or

(xxi)      other Contract not made in the ordinary course of business that is material to the Business and the Purchased Assets taken as a whole.

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(b)          Section 5.12(b)(1) of the Disclosure Schedule lists, as of the date hereof, all Ongoing Customer Contracts and all other Contracts to which any Selling Company is party, or to which the Business is subject, relating to the maintenance, support, or enhancement of any Product (the “Maintenance Contracts”). As to each Maintenance Contract (and, to the extent not captured within the definition of “Maintenance Contracts”, each Ongoing Customer Contract), Section 5.12(b)(2) of the Disclosure Schedule sets forth: (i) the name and identity of the applicable customer; (ii) the remaining term of such Maintenance Contract or Ongoing Customer Contract and (iii) any material deviation in the terms of the Maintenance Contract or Ongoing Customer Contract from the standard Business terms and conditions (copies of which are attached to Section 5.12(b) of the Disclosure Schedule (the “Standard Seller Terms”) with respect to (u) maintenance fees, (v) scope of support services, (w) duration, (x) ownership of Intellectual Property, (y) limitation of liability, or (z) effects of termination. To Sellers’ knowledge, no customer of the Business who receives services under any Maintenance Contract or Ongoing Customer Contract either: (I) intends to stop receiving services under such customer’s Maintenance Contract or otherwise to terminate such Maintenance Contract or Ongoing Customer Contract, or (II) intends to materially reduce or eliminate such services in favor of the receipt of similar services from any Person other than the Sellers. The Sellers have made available to the Purchaser copies of the terms and conditions of sale, license or lease applicable to each of the Major Customers (the “Major Customer Terms”).

(c)          Each Material Contract is in full force and effect with respect to the Selling Group, and, to Sellers’ knowledge, with respect to any other party to such Material Contract, and represents a valid and binding obligation of the applicable Selling Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Except as set forth in Section 5.12(c) of the Disclosure Schedule, no Selling Company is in breach of or default under any Material Contract, nor, to the Sellers’ knowledge, is any other party to such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or, to Sellers’ knowledge, threatened under any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder and, if oral, a written description of all terms thereof) have been provided to Purchaser.

(d)          Except for the Excluded Assets and any rights or interests provided under the Transition Services Agreement, there are no rights or interests which relate to the Business (whether presently known or unknown, contingent or otherwise) under any Contract to which any of the Selling Group is a party or by which any of their assets is bound where such Contract provides for such rights or interests with respect to the Business and also relates to any other business or business function of the Sellers.

5.13        Products; Warranties; Defects; Liabilities.

(a)          All of the Products and Legacy Products are set forth in Section 5.13(a) of the Disclosure Schedule.

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(b)          Each of the Products and Legacy Products is, and at all times were, in material conformity with all applicable contractual commitments, express and implied warranties (to the extent such warranties have not been expressly disclaimed) related to such Products and Legacy Products except for such non-conformities (i) as only require replacement or repair (or, in the case of services, re-performance) in the ordinary course of business consistent with past practice or (ii) for which (and to the extent) there is a specific reserve set forth on the Closing Balance Sheet or as otherwise disclosed on Section 5.13(b) of the Disclosure Schedule. The Selling Group does not have any material Liability for replacement or repair thereof or other damages in connection therewith except Liabilities (1) for replacement or repair (or, in the case of services, re-performance) incurred in the ordinary course of business consistent with past practice or (2) for which (and to the extent) there is a specific reserve set forth on the Closing Balance Sheet or as otherwise disclosed on Section 5.13(b) of the Disclosure Schedule. No Product is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

5.14        Intellectual Property.

(a)          Section 5.14(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Products and Legacy Products and a concise description of each, (ii) all Intellectual Property Registrations (including but not limited to registration numbers, application serial numbers, the jurisdiction in which such Intellectual Property Registration is filed or issued, filing date and registration/issuance date) as well as any and all proceedings or actions before any court or tribunal related to any of the Intellectual Property Registrations; and (iii) any of the Intellectual Property Assets, which are material to the Business, and that are not registered or the subject of an application to register. For all Intellectual Property Registrations listed on Section 5.14(a) of the Disclosure Schedule, the Schedule identifies the Seller that is the owner, or exclusive licensee of such asset and in the case of Intellectual Property Asset that is exclusively licensed, the exclusive licensor. No interference, opposition, reissue, reexamination, or other action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Sellers’ knowledge, threatened, in which the scope, validity or enforceability of any Intellectual Property Registration is being, has been or, to the knowledge of the Sellers, could reasonably be expected to be contested or challenged. Except as set forth in Section 5.14(a) of the Disclosure Schedule, there are no actions that must be taken by a Seller or a Transferred Company within 60 days of the Closing Date for the purposes of maintaining, perfecting, preserving or renewing any of the Intellectual Property Registrations.

(b)          Validity and Enforceability of Intellectual Property Registrations. Except as set forth in Section 5.14(b) of the Disclosure Schedule, to the knowledge of the Sellers there are no facts or circumstances that would render any of the Intellectual Property Registrations invalid or unenforceable. Without limiting the foregoing, none of the Sellers has any knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Intellectual Property Registrations invalid or unenforceable, or would adversely affect any pending application to register any of the Intellectual Property Registrations and none of the Sellers has misrepresented or failed to disclose any facts or circumstances in any application for any of the Intellectual Property Registrations that would constitute fraud or a misrepresentation with respect to such application or registration or that would otherwise affect the validity or enforceability of any the Intellectual Property Registrations.

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(c)          Free and Clear of Encumbrances. Except as set forth in Section 5.14(c) of the Disclosure Schedule, (i) each of the Intellectual Property Assets including all the Intellectual Property Registrations, is free and clear of Liens except for Permitted Liens, (ii) without limiting the foregoing, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Assets; (iii) the Sellers or Transferred Companies are the exclusive owners of all the Intellectual Property Assets (including all improvements, derivative works, modifications, translations and alterations thereof); (iv) each Selling Company has obtained from each employee or any other Person that has developed any Intellectual Property Asset by or on behalf of such Selling Company a valid and enforceable assignment sufficient to irrevocably transfer any and all such Intellectual Property Assets (including the right to seek past and future damages with respect thereto) to such Selling Company; (v) none of the Sellers or any Transferred Company owes any royalties or payments to any third party, for using or licensing to others any of the Intellectual Property Assets; and (vi) neither the Sellers nor any Transferred Company is, or has ever been a member or promoter of, or a contributor to any industry standards body or similar organization that could require or obligate the Sellers or any Transferred Company to disclose, or to grant or offer to any other Person any license or right to, any Intellectual Property Asset. To the knowledge of the Sellers, none of the employees who developed any Intellectual Property Asset on behalf of any of the Sellers or Transferred Companies has entered into any agreement relating to the prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person which would materially inhibit performance of their duties.

(d)          Section 5.14(d) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Asset is or has been sold, assigned, or otherwise conveyed to any Selling Company and (ii) each Intellectual Property License or any Contract wherein any Intellectual Property is currently licensed to any Seller in connection with the creation, design, development, manufacturing, testing, marketing, licensing, sale, distribution, maintenance or support of the Products or Legacy Products (including an identification of whether the license or right granted to such Seller in each such Intellectual Property License is exclusive or non-exclusive), excluding (x) non-exclusive licenses to “off-the-shelf” software generally available on non-negotiable terms and available for an acquisition cost of less than $25,000 per annum, and (y) agreements between any Selling Company and its employees, that are in the form of the Business’ standard employee invention assignment agreements, with respect to the ownership of any Intellectual Property by such Selling Company.

(e)          Sufficiency. Except for the Excluded Assets and as set forth in Section 5.14(e), of the Disclosure Schedule, the Intellectual Property Assets and the Intellectual Property Licenses, together with the Intellectual Property rights granted under the Transition Services Agreement, constitute all of the Intellectual Property used in or necessary to conduct the Business as currently conducted (without giving effect to the Nippon Separation) and are sufficient for the conduct of the Business in the manner in which, and to the extent to which, it is conducted by the Selling Group as of immediately following the Closing. Except as identified in the Software License Agreement, the Intellectual Property Assets are used, or held for use, solely in connection with the conduct of the Business, and neither the Sellers, nor any of their Affiliates, reproduce, publicly display, publicly perform, digitally transmit, distribute, reproduce, create derivative works of, use, sell, offer to sell, import, make, have made or otherwise exploit the Intellectual Property Assets in connection with any business, other than the Business.

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(f)          Non-Infringement. The Selling Companies in the conduct of the Business have not ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any of the Intellectual Property of any third party or engaged in unfair competition; provided, however, that the foregoing representation is made to the Seller’s knowledge with respect to Patents only. The Products, the Legacy Products and the operation of the Business as currently conducted do not infringe or misappropriate any Intellectual Property of any third party. Except as set forth in Section 5.14(f) of the Disclosure Schedule, there is no pending, or concluded, and none of the Sellers or the Transferred Companies has received written notice, or to the knowledge of the Sellers, any other notice, within the seventy-two month period prior to the date of the Agreement of, nor, to the knowledge of Sellers, do any facts or circumstances exist that could reasonably be expected to give rise to, any lawsuit, claim, demand, proceeding or investigation involving Intellectual Property-related matters of the type contemplated by the immediately preceding sentences.

(g)          Valid and Subsisting. All registrations for the Intellectual Property Registrations are subsisting and are, to the knowledge of the Sellers, valid, and all maintenance and renewal fees in connection with the Intellectual Property Registrations due and payable as of the date hereof have been paid and all reasonably necessary documents and certificates in connection with such Intellectual Property Registrations have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States and other jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Registrations.

(h)          Protection of Confidential Information; IP and Government Contracts. Each of the Sellers and Transferred Companies has taken commercially reasonable steps to protect its rights in confidential information and trade secrets that constitute Intellectual Property Assets. Without limiting the foregoing, all current and former employees and consultants of the Sellers and Transferred Companies who have, or have had, access to any confidential information or trade secrets related to the Business, have executed nondisclosure agreements that protect the Sellers’ and the Transferred Companies’ respective rights in such confidential information and trade secrets, and to the knowledge of the Sellers, no such employees or consultants have breached any such agreement. In each case in which a Seller or Transferred Company has made available or otherwise provided any technical data, Software or Intellectual Property, in each instance, that constitutes an Intellectual Property Asset, in connection with any Government Contract or Government Proposal, such Seller or Transferred Company has marked such technical data, Software or Intellectual Property that is material to the Business with markings and legends (including any “limited rights” legend, “restricted rights” legend and any “government purpose license rights” legend) necessary (under FAR or other applicable Laws), and has taken other commercially reasonable measures necessary to protect the value of the Business and Intellectual Property Assets to the extent permitted by applicable Law.

(i)          Third-Party Infringement of Intellectual Property Assets. To the knowledge of Sellers, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Asset.

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(j)          Effects of the Transactions. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property Asset; (ii) a breach of or default under any Assigned Contract to which any Intellectual Property Asset is subject or that relates to any Assigned Third Party IP; (iii) the release, disclosure or delivery of any Intellectual Property Asset by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property Asset.

(k)          Source Code. Except as set forth in Section 5.14(k) of the Disclosure Schedule, no source code for any Software that constitutes an Intellectual Property Asset has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Sellers. Except as set forth in Section 5.14(k) of the Disclosure Schedule, none of the Sellers or Transferred Companies has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the source code for any Software that constitutes an Intellectual Property Asset to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any such Software to any other Person.

(l)          Open Source Code. Section 5.14(l) of the Disclosure Schedule (1) lists all open source software that has been incorporated into, used to derive, combined or distributed with or used in connection with, any Products or any Software that constitutes an Intellectual Property Asset (any such Software that constitutes an Intellectual Property Asset hereinafter defined as “Seller Software”); (2) describes the manner in which such open source software was incorporated into, used to derive, combined or distributed with or used in connection with such Product or Seller Software, including without limitation, whether such open source software has been modified and/or distributed by the Seller or Transferred Companies; and (3) identifies the applicable licenses with respect to each such open source software. None of the Sellers or Transferred Companies use or distribute any Software that is subject to, and no portion of any Seller Software is subject to, any “open source” license in a manner or fashion that (other than with respect to the “open source” license in its unmodified form) (i) requires the licensing, disclosure or distribution (including under an ASP or “software-as-a-service” model) of any source code for Seller Software; (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any portion of the Seller Software; (iii) allows any Person to decompile, disassemble or otherwise reverse-engineer any portion of such Software; or (iv) requires the licensing of any portion of any such Software to any other Person for the purpose of making derivative works. With respect to any open source software included in the Products or Seller Software, the Seller and Transferred Companies are in compliance with all terms and conditions of all open source licenses with respect thereto, including any required attribution.

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(m)          Software Bugs. None of the Software (including firmware and other Software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Seller in connection with the Products, contains any bug, defect or error that materially and adversely affects the use, functionality or performance of the Products. No Seller Software contains any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent, except, in each case, to the extent that such code functions (1) are of the type covered under the maintenance portion of the Business’s Contract with the applicable user and (2) do not rise to the level of a breach of the Business’s Contract with the applicable user that would trigger the Business’s warranty obligations thereunder.

(n)          Privacy. The use or handling of Business Data used or held for use in connection with the Business by the Sellers and Transferred Companies at all times did not and does not materially violate any applicable Law in any jurisdiction. None of the Sellers or any Transferred Company has received any written notice of, or, to the knowledge of the Sellers, other communication that any of the Sellers are or may be in violation of any data privacy or data security related Law in connection with their respective conduct of the Business. None of the Sellers or any Transferred Company has distributed, used, processed or displayed Business Data that constitutes a Purchased Asset in breach of any Contract identifying any such Seller of Transferred Company as a party. At all times: (i) the Sellers and Transferred Companies in the conduct of the Business have each posted privacy policies governing the use and collection of Personally Identifiable Information by the Sellers and Transferred Companies in the conduct of the Business, to the extent applicable and (ii) all of the privacy policies of each of the Sellers and Transferred Companies completely and accurately describe the collection, display and distribution of any Personally Identifiable Information by the Sellers and Transferred Companies in the conduct of the Business. To the extent applicable, the Sellers and the Transferred Companies each hold all permits and licenses, have obtained all consents and provided all notices required under applicable Laws related to their respective uses of Business Data that constitutes a Purchased Asset. The Sellers and the Transferred Companies have developed, implemented, maintained and used appropriate administrative, organizational, contractual, technical and physical safeguards to preserve the security, integrity and confidentiality of, and to prevent unauthorized use or disclosure of, access to, destruction of, loss or alteration of, any Business Data that constitutes a Purchased Asset. Except as set forth on Section 5.14(n) of the Disclosure Schedule, such safeguards (a) meet all applicable requirements of Law in all material respects (including any encryption requirements imposed by Law); (b) meet or exceed accepted security standards in the industry; (c) have been audited by an appropriate reviewer using currently accepted standards; and (d) are documented and kept current. To the knowledge of the Sellers, none of Business Data or the websites or services of the Sellers, in each instance, which constitutes a Purchased Asset, have been the target in the twelve-month period prior to the date of this Agreement of any successful or attempted unauthorized access, denial-of-service assault or other attack. There has not been a breach in the security, integrity, confidentiality, use, disclosure or access to any Business Data that constitutes a Purchased Asset or any trade secrets, source code, or other confidential information that constitutes an Intellectual Property Asset.

5.15       Insurance Coverage. Section 5.15 of the Disclosure Schedule lists any and all material insurance policies or fidelity bonds covering the Purchased Assets or the Business and its Employees. As of the date of this Agreement, there is no material claim under any such insurance policy or any former insurance policy covering the Purchased Assets or the Business, and no term of any such policy has ever been questioned, denied or disputed in writing by the underwriters of such policies or bonds.

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5.16       Compliance with Laws.

(a)          Except as set forth in Section 5.16(a) of the Disclosure Schedule, the Selling Companies are in compliance, and have been in compliance since January 1, 2012, in each case in all material respects, with all Laws and judgments of any Governmental Authority applicable to the Purchased Assets or the Business or by which any property, asset or the business or operations of the Business is bound or affected.

(b)          Except as set forth in Section 5.16(b) of the Disclosure Schedule, there are no Permits that are required for (a) the Sellers to use the Purchased Assets as currently used or (b) the Purchaser to use, immediately after the Closing, the Purchased Assets in the same manner as they were being used immediately prior to the Closing.

5.17       Government Contracts.

(a)          Section 5.17(a)(1) of the Disclosure Schedule accurately lists all: (i) Business Government Contracts, and (ii) Government Proposals that are primarily related to the Business. Section 5.17(a)(2) of the Disclosure Schedule separately identifies and accurately lists all: (i) Business Government Contracts that are U.S. Government Contracts, and (ii) U.S. Government Proposals that are primarily related to the Business.

(b)          Unless prohibited by national security Laws, the Sellers have made available to Purchaser correct and complete copies of all Government Contracts and all Government Proposals, including all amendments and modifications thereto. None of the Government Contracts are currently the subject of award protest proceedings.

(c)          With respect to each Government Contract or Government Proposal: (i) each Selling Company that is party thereto has complied with all terms, conditions requirements, and Laws applicable to such Government Contract or Government Proposal, in all material respects, including performance, project management, subcontracting, subcontracting plans, the flow down of regulatory clauses to subcontractors, suppliers, and vendors, pricing, cost accounting, cost-reimbursement, time-keeping, labor category qualification requirements, truth in negotiation, defective pricing, procurement integrity, representations and certifications, non-counterfeit parts, the Buy American Act, the Trade Agreements Act, the Service Contract Act, socio-economic requirements (including Executive Order 11246), technology security, data security, non-disclosure and privacy; (ii) no Selling Company has received any written notification (or oral notification by a Contracting Officer (as defined in FAR Part 1.602)) that it has breached, violated, or failed to comply with any term, condition, requirement, or Law applicable to such Government Contract or Government Proposal; (iii) no written notice (or oral notification by a Contracting Officer (as defined in FAR Part 1.602)) of termination for convenience, notice of termination for default, cure notice or show cause notice has been received with respect to such Government Contract; and (iv) no money due to such Selling Company pertaining to such Government Contract has been withheld or set off, nor has any claim for payment been made that would require any Selling Company or Purchaser to pay or reimburse the applicable Governmental Authority, or to withhold or set off money owed to any Selling Company under any Government Contract. None of the Selling Companies is being, or since January 1, 2014, has been, in connection with any Government Contract or Government Proposal, audited or investigated by any Governmental Authority, or the inspector general, auditor general or similar functionary of any Governmental Authority, nor, to the knowledge of the Sellers, has any such audit or investigation been threatened. All representations, certifications, and warranties executed, acknowledged or set forth in, or pertaining to, each Government Contract or Government Proposal were current, accurate and complete in all material respects as of the effective date of such Government Contract or Government Proposal or as of any later date when submitted as required by applicable Laws.

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(d)          Since January 1, 2014, no Governmental Authority nor any prime contractor, subcontractor, vendor or other third party (in each case, claiming rights under a Government Contract) has asserted in writing any claim or any other action for relief nor has any Governmental Authority, prime contractor, subcontractor, vendor or other third party initiated any dispute or proceeding or asserted any right of set-off, recoupment or refund, material disallowance of claimed costs or penalty against any of the Sellers (with respect to the Business) concerning any Government Contract that is an Assigned Contract. Since January 1, 2014, none of the Sellers (with respect to the Business) nor any Transferred Company has asserted in writing any claim or any other action for relief or initiated any dispute or proceeding directly or indirectly against any Governmental Authority, prime contractor, subcontractor, vendor or other third party concerning any Government Contract or Government Proposal.

(e)          None of the Selling Group has received any notice of, and to the knowledge of the Sellers, no current or former director, officer, employee, agent, or other representative of any of the Sellers in the Business, the Transferred Companies or any of their respective Affiliates with respect to the Business (each, a “Seller Representative”) is under, or at any time since January 1, 2014 has been under, any administrative, civil or criminal investigation, subpoena, civil investigative demand, or compulsory discovery request relating to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Proposal, and since January 1, 2014, none of the foregoing actions have been threatened in writing.

(f)          None of the Selling Group or, to knowledge of the Sellers, any of the Seller Representatives is, or at any time since January 1, 2014 has been, suspended or debarred, or proposed to be suspended or debarred, or declared excluded, non-responsible, or ineligible to receive or perform any Government Contract; and no suspension or debarment action has been commenced, proposed, indicated, or threatened in writing against any of the Selling Group or, to knowledge of the Sellers, any Seller Representative. Since January 1, 2014, to the knowledge of the Sellers, none of the Selling Group has, with respect to any Government Contract or Government Proposal, conducted or initiated any internal investigation, made a mandatory or voluntary disclosure, or failed to make any mandatory disclosure, to any Governmental Authority or upper tier prime contractor regarding any alleged irregularity, misstatement or omission or other alleged improper or unlawful conduct arising under or relating to any Government Contract or Government Proposal that would warrant such an investigation or disclosure. No circumstances exist that would reasonably be expected to lead to the institution of suspension or debarment proceedings against any of the Selling Group or any of the Seller Representatives. The Sellers have made available to the Purchaser all such written disclosures and reports that have been made by any of the Selling Group to any Governmental Authority or upper tier contractor, including all available audits, investigations and corrective actions.

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(g)          Since January 1, 2014: (i) no termination of any facility or personnel security clearance of any Seller Representative with respect to the Business, or of any of the Selling Group has occurred or been threatened in writing; and (ii) each of the Selling Companies and, to the knowledge of the Sellers, each of their respective employees who hold or have held security clearances are and have been in compliance in all material respects, or with respect to former employees, complied in all material respects until the time that such Persons were no longer employees, with all applicable obligations (including registration, certification and training) in respect of such security clearances, including applicable requirements of NISPOM, and any supplements, amendments or revised editions thereof, and any Forms DD-254 that are incorporated into Business Government Contracts. None of the Selling Group has been subject to any security audit or inspection by the U.S. government for which it has received less than a satisfactory rating. Each Selling Company has conducted its operations in material compliance with all national security obligations including those specified in the NISPOM, or any other requirements to adequately safeguard classified information that are required by the facility security clearances of the Selling Group or the individual security clearances of the officers, directors, or employees of the Sellers/Transferred Companies. Each Selling Company has established internal controls, policies and procedures intended to provide reasonable assurance regarding compliance with NISPOM.

(h)          Except as set forth in Section 5.17(h) of the Disclosure Schedule, none of the Selling Group has entered into any fixed-price Government Contract (for which performance has not been completed and final payment has not been received) where the costs to such Selling Company, have exceeded or are reasonably expected by such Selling Company to exceed the fixed-price amount of such Government Contract, in each case by more than $100,000 (i.e., the applicable Selling Company is in a loss position or expects to incur a loss with respect to the fixed-price component of the Government Contract). For purposes of Section 5.17, the term “costs” means all costs attributable to a particular Government Contract in accordance with the FAR.

(i)          Since January 1, 2014, except as set forth in Section 5.17(i) of the Disclosure Schedule, no Government Contract to which any of the Selling Group is a party has incurred, or is currently projected by such Selling Company to incur, losses or cost overruns exceeding agreed upon budgets, including approved cost share, for such Government Contract by $100,000. To the knowledge of the Sellers, none of the Selling Group is performing services or providing products or goods to any Governmental Authority for which a Government Contract does not exist, or for which a Government Contract exists, but the applicable funding authorization, limitation or other ceiling has been reached. Except as set forth in Section 5.17(i) of the Disclosure Schedule, no property, equipment or fixtures are loaned, bailed or otherwise furnished to the Selling Group by or on behalf of any Governmental Authority.

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(j)          Since January 1, 2014, none of the Selling Group has received a substantially adverse or negative evaluation or rating that could reasonably be expected to adversely affect the potential award of future Government Contracts with respect to the Business. To the knowledge of the Sellers, there are no current, planned or threatened de-obligations or other reductions in funding exceeding $100,000 that pertain to any Government Contract, or decisions not to exercise any applicable option period.

(k)         Each of the Selling Companies has all necessary data security and physical security systems and procedures in place to satisfy in all material respects the requirements of the Government Contracts and Government Proposals. Any data security or physical security breaches related to the Government Contracts have been disclosed and reported to any applicable Governmental Authority as required by NISPOM and other Laws, as applicable.

(l)          Except as listed on Section 5.17(l) of the Disclosure Schedule, to the knowledge of the Sellers, none of the Selling Group’s Government Contracts or Government Proposals are, or to the knowledge of the Sellers have been previously, premised upon an actual or asserted small business status, small disadvantaged business status, protégé status, or other preferential status, nor to the knowledge of the Sellers did any Governmental Authority, prime contractor or higher-tier subcontractor rely upon a Selling Company’s status or size in evaluating any Government Proposal, or in awarding any Government Contract. Since December 31, 2012, with respect to any Government Contracts or Government Proposals listed or required to be listed on Section 5.17(l) of the Disclosure Schedule, each applicable member of the Selling Group is, and has been, in compliance with all representations, warranties and covenants therein with respect to any such actual or asserted small business status, small disadvantaged business status, protégé status, or other preferential status.

(m)        None of the Selling Group has performed any activity under any Government Contract that could result in an organizational conflict of interest. None of the Selling Group has any relationship with any Person that could reasonably be expected to give rise to an organizational conflict of interest.

(n)         None of the Selling Group nor any Seller Representative has violated in any material respect any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of any Governmental Authority.

(o)          Each Selling Company has: (i) implemented internal control systems under the FAR for Government Contracts; and (ii) ensured that representations and certifications made to Governmental Authorities are accurate, complete, and updated, as required by applicable Law.

(p)          The Sellers have made available to the Purchaser all Teaming Agreements (as such term is defined in the FAR) executed between the Sellers or Transferred Companies and any third party. Each of the Sellers (with respect to the Business) and each Transferred Company has complied in all material respects with all restrictions on bidding, contracting and competition in any Teaming Agreements to which it is a party, and any covenants respecting subcontracting in such Teaming Agreements, to the extent enforceable. Each of the Sellers (with respect to the Business) and each Transferred Company has complied, in all material respects, with any requirement to handle all confidential, property and competitively sensitive information generated or disclosed to it in accordance with any Teaming Agreements to which it is a party.

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5.18       Foreign Operations and Export Control. Since December 31, 2010, each Selling Company with respect to the Business and, to Sellers’ knowledge, each officer, director, employee, agent of the Selling Group (acting on behalf of a Selling Company and within the scope of their employment) or other authorized Person acting on behalf of such Selling Company with respect to the Business, at all times has:

(a)          acted in compliance with applicable anti-corruption laws, possibly including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), the U.S. Domestic Bribery Statute (18 U.S.C. § 201), the U.S. Travel Act (18 U.S.C. § 1952), the USA PATRIOT Act, the UK Bribery Act 2010 (c. 23), the UK Proceeds of Crime Act 2002, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption or anti-money laundering law (collectively, “Anti-Corruption Laws”);

(b)          not with a corrupt or improper intention directly or indirectly (through third parties) paid, provided, promised, offered or authorized the improper payment or provision of money, a financial advantage or anything else of value to (i) an official, employee or agent of any government, military, public international organization, state-owned or affiliated entity, political party or any instrumentality thereof (collectively, “Government Officials”); (ii) a political party or candidate for political office; or (iii) any other Person, for purposes of improperly obtaining, retaining or directing permits, licenses, favorable tax or court decisions, special concessions, contracts, business or any other improper advantage;

(c)          not otherwise offered, promised, authorized, provided, or incurred any bribe, kickback or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other improper benefit or advantage (collectively, “Restricted Benefits”) to or for the improper benefit of any Government Official, political party or candidate, or any other Person, or solicited, accepted or received any Restricted Benefits from any Person;

(d)          not established or maintained any unlawful or unrecorded fund or account, or inserted, concealed, or misrepresented corrupt, illegal or improper payments, expenses, or other entries in the books and records of any of the Selling Group;

(e)          not concealed or disguised the existence, illegal origins and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets, or used any funds to finance terrorist, drug-related or other illegal activities;

(f)          acted without notice of violation in any material respect of and in compliance in all material respects with all relevant anti-boycott laws, regulations and guidelines, including Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with any boycott, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

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(g)         acted without notice of violation in any material respect of and acted in compliance in all material respects with all applicable Export Control and Import Laws;

(h)         classified its products, software, technology and services under U.S. export control laws and has set forth the true, complete and accurate export control classifications applicable to such products, software, technology and services in Section 5.18 of the Disclosure Schedule;

(i)          obtained all registrations, approvals and licenses necessary for exporting, importing and providing its products and services in accordance with all applicable Export Control and Import Laws, and to Sellers’ knowledge, there are no claims or grounds for claims of non-compliance with such registrations, approvals and licenses;

(j)          obtained appropriate export licenses and approvals prior to releasing, sharing or otherwise exporting any technology or technical data to any foreign nationals, wherever located;

(k)          not provided, sold to, or otherwise transferred, any product, software, technology, or services of the Business, directly or indirectly, to (i) Cuba, Iran, North Korea, Sudan, Syria, the Crimea Region of the Ukraine or any other country against which the United States maintains economic embargoes (the “Restricted Countries”); (ii) any instrumentality, agent, entity or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of any Restricted Country; (iii) nationals of any Restricted Country; (iv) business organizations organized under the laws of any Restricted Country; or (v) any organization, entity or individual appearing on a U.S. list of parties with whom companies are prohibited from transacting business including the Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List, which are maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the Denied Persons List, Unverified List and Entity List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and the List of Debarred Parties maintained by the Directorate of Defense Trade Controls of the U.S. State Department (the “Prohibited Party Lists”);

(l)           not appeared on any of the Prohibited Party Lists;

(m)         not had knowledge of a Governmental Authority investigating, examining or reviewing the Sellers’ compliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control and Import Law or other applicable Law, and has not been the subject of or a party to any allegation, claim, whistleblower or other complaint, investigation, prosecution, settlement or enforcement action related to any violations of Anti-Corruption Laws, Anti-Money Laundering Laws, or Export Control and Import Law; and

(n)         not filed and does not intend to file with any Governmental Authority any disclosures (voluntary or otherwise) of possible violations of Anti-Corruption Laws, Anti-Money Laundering Laws, or Export Control and Import Laws.

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5.19       Employees and Independent Contractors.

(a)          Section 5.19 of the Disclosure Schedule contains an accurate and complete list of all of the current Employees and (i) their titles or responsibilities; (ii) their principal place of employment; (iii) their dates of hire; (iv) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months; (v) their last compensation changes and the dates on which such changes were made; (vi) any specific bonus, commission or incentive plans or agreements for or with them; (vii) each Benefit Arrangement in which they participate (including the name of the Seller or Transferred Company administering such Benefit Arrangement); (viii) any outstanding loans or advances made by or to them; and (ix) whether such current Employee is an employee of Concurrent HPS (all such current Employees who are employees of Concurrent HPS, “Concurrent HPS Employees”).

(b)          Section 5.19 of the Disclosure Schedule also contains an accurate and complete list of all material Other Personnel currently performing services for the Business and (i) their principal place of employment; (ii) their current compensation; and (iii) a brief description of their responsibilities.

(c)          Except as set forth on Section 5.19 of the Disclosure Schedule and except for any notice period and severance requirements of general applicability under applicable employment Laws, the employment of each Employee may be terminated at will and, except for the notice period in an independent contractor Contract disclosed on Section 5.19 of the Disclosure Schedule, the engagement of any independent contractor of the Business may be terminated without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with the Seller’s severance pay policy as identified on Section 5.19 of the Disclosure Schedule.

(d)          There are no actions, suits, claims, investigations or other legal proceedings against any Seller pending, or to Sellers’ knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e)          With respect to the Employees, each Selling Company is in compliance, in all material respects, with all Laws relating to employment and employment practices. The Sellers have made available to the Purchaser accurate and complete copies of all current employee manuals and handbooks disclosed or promulgated by the Selling Group at any time during the last three years relating to the employment of the current and former Employees.

(f)          No Seller (with respect to the Business) or Transferred Company has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Sellers or any Transferred Company.

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(g)          Since December 31, 2013, no Selling Company has experienced any labor problem that was or is material to the Business. To the knowledge of the Sellers, the Selling Group’s relations with their employees are currently on a good and normal basis.

(h)          To the knowledge of the Sellers, no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any third party) that is reasonably likely to materially and adversely affect (i) the performance by such employee of any of his duties or responsibilities as an Employee or (ii) the Business.

(i)          No Selling Company is a party to, or bound by, any union or collective bargaining or other Contract with a labor organization representing any of the Employees and since January 1, 2012, there has not been, nor, to Sellers’ knowledge, has there been any threat of, any unionization strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar dispute affecting any of the Employees and, to Seller’s knowledge no labor union has sought to represent the Employees or any subset thereof.

(j)          Except as set forth on this Section 5.19(j) of the Disclosure Schedule, to the knowledge of the Sellers, since December 31, 2016, no Employee having an annual salary of $100,000 or more has informed any Selling Company of his intention to terminate or has terminated his employment with any Seller.

(k)          Except as set forth on Section 5.19(k) of the Disclosure Schedule, (i) there are no Foreign Plans applicable to any Employee or Other Personnel and (ii) there are no Benefit Arrangements administered by or in the name of any Transferred Company.

5.20       Taxes.

(a)          All income and other material Tax Returns required to be filed by the Transferred Companies, all income Tax Returns required to be filed by any Affiliated Group for a taxable period during which any Transferred Company was a member of such Affiliated Group and all income and other material Tax Returns required to be filed by the Sellers or their Affiliates with respect to the Purchased Assets or the Business, have been duly and timely filed and are true, correct and complete in all material respects. All Taxes due and payable by the Transferred Companies, all income Taxes due and payable by any Affiliated Group for each taxable period during which any Transferred Company was a member of such Affiliated Group and all Taxes due and payable by the Sellers or their Affiliates with respect to the Purchased Assets or the Business, in each case whether or not shown on any Tax Return, have been timely paid in full. None of the Transferred Companies, any Affiliated Group with respect to income Taxes for a taxable period during which any Transferred Company was a member of such Affiliated Group, nor any Seller or Affiliate of any Seller with respect to the Business and the Purchased Assets, is currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions of not more than six months obtained in the ordinary course of business. None of the Transferred Companies, any Affiliated Group with respect to income Taxes for a taxable period during which any Transferred Company was a member of such Affiliated Group, nor any Seller or Affiliate of any Seller with respect to the Business and the Purchased Assets, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the Purchased Assets (including any of the property of the Transferred Companies).

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(b)          The Transferred Companies have, and with respect to the Business and the Purchased Assets, the Sellers and their Affiliates have, withheld or collected and properly reported and timely paid over to the appropriate Taxing Authority all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employees, independent contractors, creditors, customers, shareholders or other third parties.

(c)          There is no unresolved dispute or claim concerning any Tax Liability of the Transferred Companies, any income Tax Liability of an Affiliated Group for a taxable period during which a Transferred Company was a member of such Affiliated Group or any Tax Liability of any Seller or Affiliate of a Seller with respect to the Business and the Purchased Assets claimed or raised by any Governmental Authority in writing.

(d)          The Seller Parent has delivered or made available to the Purchaser correct and complete copies of all federal, state, local, and non-U.S. income and other material Tax Returns filed by or with respect to the Transferred Companies for all taxable periods ending on or after December 31, 2013, and all audit reports and statements of deficiencies assessed against or agreed to by or with respect to the Transferred Companies. Section 5.20(d) of the Disclosure Schedule sets forth each jurisdiction where the Transferred Companies will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(e)          The Seller Parent directly owns 100% of the equity of Concurrent NC and Concurrent Asia Corp, the Sellers directly own 100% of the equity of Concurrent HPS, and the Sellers and the Transferred Companies directly own 100% of the Purchased Assets. None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code, and none of the Purchased Assets directly owned by Concurrent NC or Concurrent HPS is a “United States real property interest” within the meaning of Section 1445 of the Code.

(f)          None of the Transferred Companies has been (i) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (ii) a “controlled corporation” or a “distributing corporation” in any distribution occurring within the preceding three years that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)          No Transferred Company is a party to any Tax allocation, sharing, indemnification or similar agreement (except for (i) customary ancillary provisions in commercial agreements that do not relate primarily to Taxes and are entered into in the ordinary course of a Transferred Company’s business for the (A) purchase or rental of goods, (B) provision of services, (C) borrowing of money, or (D) rental of real property, or (ii) any such agreement with any Seller that will terminate in accordance with Section 11.4). Except by reason of being a member of a consolidated group the common parent of which is the Seller Parent, none of the Transferred Companies has any liability for the Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

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(h)          The Seller Parent filed a consolidated federal income Tax Return with Concurrent Asia Corp for the taxable year immediately preceding the current taxable year, is eligible to make a Section 338(h)(10) Election with respect to the sale of the Purchased Equity of Concurrent Asia Corp and no consent is required from any third party with respect to such election.

(i)          None of the Transferred Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (iv) an installment sale or open transaction made on or on or before the Closing Date, (v) any prepaid amount received, or paid, prior to the Closing Date, (vi) deferred gains arising prior to the Closing Date or (vii) an election under Section 108(i) of the Code.

(j)          None of the Transferred Companies has any direct or indirect interest in any trust, partnership, corporation, limited liability company or other “business entity” for U.S. federal income tax purposes. Each Transferred Company is and always has been a corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes, and has had comparable status under the Laws of any state, local or foreign jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Transferred Companies use the accrual method of accounting for income Tax purposes. None of the Transferred Companies has engaged in any transaction described in Treasury Regulations § 1.6011-4(b).

(k)          Except for Concurrent Asia Corp, which is a domestic corporation for U.S. federal income Tax purposes, each of the Transferred Companies is a “controlled foreign corporation” as defined in Section 957(a) of the Code, has never been a “passive foreign investment company” as defined in Section 1297 of the Code, is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, and is not subject to U.S. federal income Tax under any provision of the Code. None of the Sellers would be required to include any amount as income under Section 951 of the Code with respect to the Purchased Equity or the Concurrent HPS Equity were the taxable year of the Transferred Companies (other than Concurrent Asia Corp) deemed to close on the Closing Date. Except for Concurrent Asia Corp, no Transferred Company has an investment in “United States property” within the meaning of Section 956 of the Code.

(l)          The Transferred Companies and the Sellers with respect to the Business and the Purchased Assets have collected, remitted and reported to the appropriate Taxing Authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Transferred Companies and the Sellers with respect to the Business and the Purchased Assets have complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

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(m)          None of the Transferred Companies, or any Seller or Affiliate of the Seller with respect to the Business or the Purchased Assets, (i) has or has had a permanent establishment in any country other than the country in which it is organized, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized, or (ii) has received any written claim by a Taxing Authority in a jurisdiction where the Transferred Companies, or the Sellers with respect to the Business and the Purchased Assets, do not file Tax Returns that they are or may be subject to Taxes assessed by such jurisdiction. No Transferred Company is subject to any gain recognition agreement under Section 367 of the Code.

(n)          The Transferred Companies, and the Sellers and their Affiliates with respect to the Business and the Purchased Assets are, and have been at all relevant times, in material compliance in all respects with all applicable transfer pricing Laws, and have maintained required documentation (as required under Section 482 of the Code or any applicable federal, state, local or foreign Laws), if any, for all material transfer pricing arrangements. None of the Transferred Companies, or the Sellers or their Affiliates with respect to the Business or the Purchased Assets, have agreed to, or have been requested in writing to make, any material adjustments pursuant to Section 482 of the Code or any corresponding provision of state, local or foreign Tax Law with respect to any intercompany transaction, and none of the Transferred Companies, or the Sellers or their Affiliates with respect to the Business or the Purchased Assets, have received any notice in writing from the IRS or other relevant taxing authority proposing any such adjustment.

5.21       Customers and Suppliers.

(a)          Section 5.21(a)(1) of the Disclosure Schedule sets forth each customer or distributor (or group of customers or distributors under common ownership or control) who, in the 12-months ended March 31, 2017, was one of the 20 largest sources of revenues for the Business, based on revenue received (each, a “Major Customer”) and for each Major Customer sets forth the amount of consideration paid by such Major Customer during such period. To Sellers’ knowledge, no Seller or other Selling Company has received any notice that any of the Major Customers has ceased, or intends to cease, to use the goods or services of the Business or to otherwise terminate or materially modify its relationship with the Business. Except as disclosed on Section 5.21(a) of the Disclosure Schedule, to the knowledge of the Sellers, no Major Customer who receives services under any such Ongoing Customer Contract, either: (x) intends to stop receiving services under such customer’s Ongoing Customer Contract or otherwise to terminate such Ongoing Customer Contract, or (y) intends to reduce or eliminate such services in favor of the receipt of similar services from any Person other than the Purchaser or its Affiliates. The Sellers have made available to the Purchaser copies of the Major Customer Terms.

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(b)          Section 5.21(b) of the Disclosure Schedule sets forth each supplier (or group of suppliers under common ownership or control) who, in the 12-months ended February 28, 2017, was one of the 15 largest suppliers of products and/or services to the Business, based on expenses paid (each, a “Major Supplier”). No Seller has received any notice that any of the Major Suppliers has ceased, or intends to cease, or otherwise materially modify existing agreements or practices with the Business.

5.22       Employee Benefit Plans.

(a)          Section 5.22(a) of the Disclosure Schedule contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, policy and program in effect and covering one or more current or former employees of or other service provider to the Business, and/or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Selling Company, or under which any of the Selling Group or the Business has any Liability for premiums or benefits, excluding any plan, program arrangement or insurance maintained by any Governmental Authority (as listed on Section 5.22(a) of the Disclosure Schedule, each, a “Benefit Arrangement”).

(b)          Except as set forth in Section 5.22(b) of the Disclosure Schedule or as would not result in any Liability to the Business, the Transferred Companies or Purchaser, each Benefit Arrangement has been operated in accordance with its terms and complies with all applicable Laws in each case, in all material respects.

(c)          Except as set forth in Section 5.22(c) of the Disclosure Schedule, no Benefit Arrangement exists that could: (i) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (ii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee or consultant of the Business, in each case, as a result of the execution of this Agreement or the consummation of the Transactions whether alone or in conjunction with any other event; or (iii) accelerate or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee or consultant of the Business.

(d)          No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Sellers’ knowledge, threatened with respect to any Benefit Arrangement or any fiduciary or service provider thereof that could result in any Liability to the Business and/or Purchaser.

(e)          None of the Sellers nor any ERISA Affiliate has ever maintained any benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and none of the Sellers nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(f)          None of the Benefit Arrangements provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Selling Group has never promised to provide such post-termination benefits to any current or former employee or consultant of the Business.

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5.23       Transactions with Affiliates; Intercompany Arrangements. Except as set forth on Section 5.23 of the Disclosure Schedule, there are no loans, leases, royalty agreements or other continuing transactions primarily relating to the Business between any Selling Company and (i) any officer, director or stockholder of the Sellers or Selling Group or (ii) any member or any officer, director or stockholder of the Sellers or Selling Group (“Interested Person”). To the knowledge of Sellers, no Interested Person (x) has any material ownership interest in any entity that does business with the Selling Group or (y) has any material ownership interest in any material property, asset or right that is used by the Selling Group in the conduct of the Business. No Interested Person is party to any material Contract with any officer, director or stockholder of the Sellers, except as (a) relating to any Benefit Arrangement listed on Section 5.22(a) of the Disclosure Schedule in connection with such Interested Person’s employment with the Selling Group or (b) relating to any amounts due as salaries and bonuses under employment Contracts and amounts payable in reimbursement in the ordinary course of business.

5.24       Environmental Matters. The Selling Group has complied with all Laws intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”). The Selling Group has not, with respect to the Business, released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws for which the Sellers reasonably would expect the Business to have Liability pursuant to Environmental Laws. As of the date of this Agreement, there are no pending or, to Sellers’ knowledge, threatened claims or notices of violation or, to Sellers’ knowledge, investigations with respect to the Business alleging violations of or Liability under any Environmental Laws. No Selling Company has any knowledge of any environmental investigation, study, test or analysis, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Business has been conducted. The Selling Group has no Environmental Liabilities. As used herein, “Environmental Liabilities” are any claims, demands or Liabilities under Environmental Law which arise out of the Selling Group’s operations or activities, or any real property at any time owned, operated or leased by any of the Selling Companies.

5.25       Accounts Receivable. Section 5.25 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the Most Recent Balance Sheet Date, which list sets forth the aging of such Accounts Receivable. The Accounts Receivable, (a) arose out of transactions on arms’ length terms in the normal and usual practices of the Business, (b) are recorded in accordance with the Accounting Principles on the books and records of the Business, and, (c) are, to the knowledge of the Selling Group, collectible in full in the ordinary course of business within 90 days of the Closing Date. Such Accounts Receivables are not subject to any defense, counterclaim or setoff or discounts or credits not reflected in the Closing Balance Sheet, and (i) to the knowledge of the Selling Group, no facts or circumstances exist which would cause any of such Accounts Receivable to have to be written down or written off in excess of the allowance for doubtful accounts set forth on the Closing Balance Sheet, and (ii) since the date of the Most Recent Balance Sheet, no Selling Company has discounted or sold such Accounts Receivable or any portion thereof.

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5.26       Inventory. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Sellers free and clear of all Liens (other than Permitted Liens), and no Inventory is held on a consignment basis.

5.27       Finders’ Fees. Except as disclosed on Section 5.27 of the Disclosure Schedule and for the Transaction Expenses, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Sellers who might be entitled to any fee or commission from Purchaser or any Seller upon consummation of the Transactions contemplated by this Agreement.

5.28       Nippon Separation. The Nippon Separation was consummated and is effective in accordance with all applicable Laws.  The Nippon Separation was duly authorized by all requisite corporate and limited liability company action on the part of the Sellers, Concurrent NC and Concurrent CSC, as applicable. The consummation of the Nippon Separation did not and will not (a) violate the provisions of the organizational documents of any of the Sellers, Concurrent NC or Concurrent CSC, (b) conflict with or result in a breach of any of the terms or provisions of, or constitute a default (with notice or lapse of time or both) under, or result in a loss of rights (with notice or lapse of time or both) under, any Contract, indenture, mortgage, deed of trust or other instrument or obligation to which any of the Sellers, Concurrent NC or Concurrent CSC is a party or by which any of the Sellers, Concurrent NC or Concurrent CSC, or any of their respective properties, is bound, (c) conflict with or result in a breach of any order, decree, judgment, rule or regulation applicable to any of the Sellers, Concurrent NC or Concurrent CSC; (d) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of any of the Sellers or Concurrent NC or (e) result in the creation of any Liability or indebtedness of Concurrent NC or the Business not specifically reflected in or reserved against in the liabilities disclosed in the Closing Balance Sheet.  Moreover, the consummation of the Nippon Separation will not give rise to any Tax Liability on the part of Concurrent NC, Purchaser or the Selling Group.

5.29       No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE), NO SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE SELLERS OR ANY OF THEIR AFFILIATES, AS TO THE BUSINESS, THE PURCHASED ASSETS, THE TRANSFERRED COMPANIES, THE ASSUMED LIABILITIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO THE PURCHASER.

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Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that the statements contained in this Article VI are true and correct:

6.1         Organization and Existence. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and authority to enter into this Agreement and each of the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder, and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.2         Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement, each of the Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser and no other proceedings on its part is necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents. This Agreement and each of the Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute valid and binding agreements of the Purchaser, subject to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

6.3         Governmental Authorization. Assuming the truth and completeness of the representations and warranties of the Sellers contained in Sections 5.4 and 5.5, and except as may result from any facts or circumstances to the extent directly relating to the Selling Companies or any of their Affiliates, the execution, delivery and performance by the Purchaser of this Agreement and the Transactions and each of the Transaction Documents require no action by or in respect of, or filing with, any Governmental Authority, except for compliance with any applicable requirements of applicable securities laws (including the filing with the SEC of such reports and other materials under the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated hereby).

6.4         Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Sellers contained in Section 5.5, except for those matters set forth or required to be set forth on Section 5.5 of the Disclosure Schedule, the execution, delivery and performance by the Purchaser of this Agreement and each of the Transaction Documents to which the Purchaser is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Purchaser or any resolution of the board of directors or stockholders of the Purchaser; (ii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority by or on behalf of Purchaser; or (iii) contravene or conflict with any provision of any Law, Governmental Order, permit or decree binding upon or applicable to the Purchaser.

6.5         Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against or affecting, the Purchaser before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

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6.6         Finders’ Fees. Except as disclosed on Section 6.6 of the Disclosure Schedule and for the Transaction Expenses, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from the Sellers or the Purchaser upon consummation of the Transactions.

6.7         Availability of Funds. The Purchaser will have, at Closing, sufficient cash on hand or other sources of immediately available funds that together enable it to make payment of the Closing Payment.

Article VII

COVENANTS OF THE SELLERS

7.1         Operation of Concurrent HPS Prior to the Concurrent HPS Closing. Without the written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the Concurrent HPS Closing (or until the earlier termination of this Agreement) in accordance with its terms (the “HPS Pre-Closing Period”), the Sellers shall: (i) cause Concurrent HPS to pay or perform obligations when due consistent with past practices, operate in the ordinary course consistent with past practice (except as otherwise expressly contemplated by the Concurrent HPS Reseller Agreement) and (ii) cause Concurrent HPS to use commercially reasonable best efforts to maintain and preserve intact the properties and assets of Concurrent HPS as of the date hereof and use commercially reasonable best efforts to maintain satisfactory relationships with Concurrent HPS’ suppliers, customers, distributors, employees and other Persons having material business relationships with Concurrent HPS, including (after the Closing) the Purchaser. Without limiting the foregoing, during the HPS Pre-Closing Period, the Sellers shall not and shall cause Concurrent HPS not to do any of the following with respect to Concurrent HPS or with respect to Concurrent HPS’s business, assets, Liabilities or condition (financial or otherwise) without the prior written consent of the Purchaser (which consent may be withheld, conditioned or delayed in the Purchaser’s sole and absolute discretion):

(a)          declare or pay any cash or non-cash dividend or make any other cash or non-cash payment or distribution in respect of the Concurrent HPS Equity, or directly or indirectly redeem, purchase or otherwise acquire any of the Concurrent HPS Equity, or directly or indirectly loan any funds to any Person;

(b)          sell or dispose of any assets having an aggregate value exceeding $50,000, other than the sale of inventory in the ordinary course of business (which shall include such sales of inventory made under the Concurrent HPS Reseller Agreement);

(c)          acquire any assets outside of the ordinary course of business having an aggregate value exceeding $50,000, excluding purchases of inventory, supplies, equipment, capital expenditures or otherwise in the ordinary course of business (which shall include such purchases made under the Concurrent HPS Reseller Agreement);

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(d)         make any capital expenditures or expenditures in respect of capital additions in excess of $150,000 individually or $500,000 in the aggregate;

(e)          increase the compensation of any Concurrent HPS Employee in any respect;

(f)           make any material change in the accounting methods or practices followed by Concurrent HPS;

(g)          settle or agree to settle any litigation, action or proceeding;

(h)          make, revoke or modify any Tax election, change any annual accounting period for Taxes, adopt or change any Tax accounting method, file any amended income or other Tax Return, enter into any closing or other agreement with a Taxing Authority with respect to Taxes, enter into any Tax allocation, sharing, indemnification or similar agreement, settle or compromise any Tax claim or assessment, consent to the extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, file any Tax Return outside the ordinary course of business or otherwise in a manner inconsistent with past practice, or take any other action (or fail to take any action required by applicable Law) other than in the ordinary course of business or as specifically contemplated by this Agreement or the Concurrent HPS Reseller Agreement that could have the effect of materially increasing the Tax Liability or materially decreasing any Tax asset of Purchaser and its Affiliates (including the Transferred Companies) after the Closing;

(i)           prematurely terminate or make any material amendment to the Sellers’ or Concurrent HPS’s detriment to a Contract disclosed or required to be disclosed pursuant to Section 5.12(a) (any Contract disclosed or required to be disclosed pursuant to Section 5.12(a), a “Material Contract”);

(j)           enter into any license, option or other agreement relating or pertaining to Intellectual Property Assets, other than end user licenses and other agreements entered into in the ordinary course of business consistent with past practice (which shall include agreements entered into pursuant to the Concurrent HPS Reseller Agreement);

(k)          other than in the ordinary course of business, enter into any Contract that would be a Material Contract if it had been in existence on the date hereof, except renewals of Contracts on substantially similar or better terms and conditions;

(l)           waive any claims or rights;

(m)         hire any employee or independent contractor;

(n)          terminate the employment of any Concurrent HPS Employee;

(o)          enter into or amend any employment agreement;

(p)          adopt or amend any Benefit Arrangement or other benefit plan with or for the benefit of the Concurrent HPS Employees;

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(q)          incur or otherwise create any Non-Permitted Leakage; or

(r)          enter into a binding agreement to do any of the foregoing.

Without the prior written consent of the Purchaser, no Seller shall (or shall cause Concurrent HPS to) (i) take or enter into a binding agreement to take any action that would make any representation or warranty made by Sellers under this Agreement on the date of its execution and delivery inaccurate in any material respect at, or as of any time prior to, the Concurrent HPS Closing Date, or (ii) omit or enter into a binding agreement to omit to take any action necessary, the primary purpose of which is to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

7.2         Notices of Certain Pre-Closing Events. Sellers shall give prompt notice to the Purchaser of: (a) the occurrence or non-occurrence of any event, fact or circumstance that, to the knowledge of Sellers, would cause Sellers to be unable to deliver the certificate as and when required by Section 9.2(a); provided, however, that any disclosure by the Sellers pursuant to this Section 7.2 shall not: (w) affect or be deemed to modify in any respect any of the representations or warranties of the Sellers set forth in this Agreement (or in any certificate, instrument or other document delivered by the Sellers (or any officer thereof) to the Purchaser in connection with the Transactions), or the conditions to the obligations of the Sellers to consummate the Transactions in accordance with the terms and conditions hereof; (x) be deemed to amend or supplement the Disclosure Schedule, or prevent or cure any misrepresentations, breach of warranty or breach of covenant by the parties hereto; (y) otherwise limit or affect any remedies available to the Purchaser as a result of or arising out of such disclosure, including, without limitation, the Purchaser’s right to indemnification under this Agreement; or (z) be deemed to be an agreement or admission regarding the breach of any representation, warranty, covenant or agreement under this Agreement.

7.3         Non-Competition; Non-Solicitation.

(a)          Each of the Sellers agrees that, except as permitted under the Concurrent HPS Reseller Agreement, from the Closing until the third (3rd) anniversary of the Closing (the “Covenant Period”), it shall not (and it will cause each of its Affiliates not to), directly or indirectly, alone or in association with any other Person, own, manage, operate, control, participate in, invest in, perform services for, or otherwise carry on or engage in any business, which, directly or indirectly is in competition with the Business as conducted as of the Closing.

(b)          Each of the Sellers agrees that, except as permitted under the Concurrent HPS Reseller Agreement, during the Covenant Period, it will not (and it will cause each of its Affiliates not to), directly or indirectly, solicit or recruit any Transferred Employees or encourage any Transferred Employee to terminate his or her employment with the Purchaser. Notwithstanding the foregoing, the prohibitions in this Section 7.3(b) do not prohibit (i) the solicitation or recruitment of any Transferred Employee whose employment with the Purchaser has been terminated for six (6) months prior to such solicitation or recruitment; or (ii) the placement of general solicitations or offers for employment not targeted or specifically directed at Transferred Employees.

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(c)          For the duration of the Covenant Period, each Seller agrees that, except with respect to its ownership of the Concurrent HPS Equity prior to the Concurrent HPS Closing, it will not (and will cause each of its Affiliates not to), without the prior written consent of Purchaser, have any direct or indirect interest in any Person (whether as director, member, partner, principal, proprietor, agent, consultant, officer, employee, independent contractor or as stockholder or investor owning either unlisted or untraded debt or equity securities or more than five percent (5%) of any class of the issued and outstanding securities of a corporation that is traded on a national securities exchange or in the over-the-counter market, or as a creditor or otherwise) that engages in any material respect in any business, trade or venture competing with any aspect of the Business, as conducted as of the Closing.

(d)          The obligations of each Seller under this Section 7.3 shall be in addition to any obligations such Seller may have under any other Contract or applicable Law. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 7.3 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power (but without affecting the right of the Sellers or the Purchaser to obtain the relief provided for in this Section 7.3 in any jurisdiction other than such court’s or tribunal’s jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.3 is reasonable and necessary to protect and preserve the Purchaser’s legitimate business interests and the value of the Business and the Purchased Assets and to prevent any unfair advantage conferred on the Sellers and their successors. To the extent it may effectively do so under applicable Law, each Seller hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 7.3 invalid, void or unenforceable in any respect.

(e)          Each Seller acknowledges that a breach or threatened breach of this Section 7.3 would give rise to irreparable harm to the Purchaser, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

7.4         No Other Acquisition Proposals.

(a)          The Sellers shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

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(b)          During the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article XII or the Concurrent HPS Closing, each of the Sellers shall not and shall direct each of its current directors, current executive officers and other employees, affiliates, representatives and other agents (including its financial, legal and accounting advisors) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making of, any Acquisition Proposal; (ii) furnish to any Person any nonpublic information or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

(c)          As promptly as reasonably practicable after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Business, the Sellers shall provide the Purchaser with oral and written notice of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Sellers shall provide the Purchaser as promptly as reasonably practicable oral and written notice setting forth all such information as is reasonably necessary to keep the Purchaser informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the Purchaser a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

7.5         Waiver of Bulk Sales Requirement. Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions; it being understood that any Liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

7.6         Subsequent Actions. After the Closing (and with respect to the Concurrent HPS Equity and the Concurrent HPS Assets, after the Concurrent HPS Closing) if the Purchaser shall consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in the Purchaser, its right, title or interest in, to or under any or all of the Purchased Assets or otherwise to carry out this Agreement (including the transfer of the Concurrent HPS Equity to Purchaser if the Concurrent HPS Closing occurs), then the Sellers shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by the Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Purchaser or otherwise to carry out this Agreement. The Sellers shall prepare all assignments of Business Intellectual Property required hereunder and provide such assignments to the Purchaser in recordable form.

7.7         Third-Party Consents. As soon as practicable following the date hereof, the Sellers shall use reasonable best efforts to obtain any Closing Required Consent not obtained prior to the date of this Agreement.

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7.8         Trademarks. As soon as practicable after the Closing Date, except as otherwise specifically set forth in the Transition Services Agreement, the Concurrent HPS Reseller Agreement and/or Software License Agreement, the Sellers shall eliminate the use of all of Trademarks that constitute Intellectual Property Assets, in any of their forms or spellings, including on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.

7.9         Termination of Licenses to the Intellectual Property Assets. Except for the Software License Agreement, the Concurrent HPS Reseller Agreement and the Trademark License Agreement, the Sellers acknowledge and agree that all licenses and any other rights, express or implied, that they had, or may have, as of or prior to the Closing Date with respect to any Intellectual Property Assets are hereby cancelled and terminated effective immediately.

7.10       DSS. As soon as practicable after the Closing (or such other time as the Seller Parent and Purchaser may mutually agree), each Seller, as applicable, in consultation with Purchaser, will prepare and submit to the U.S. Department of Defense’s Defense Security Service (“DSS”) a notification under the National Industrial Security Program Operating Manual (“NISPOM”) as may be required in connection with the Transactions. Each such Seller and Purchaser shall use commercially reasonable efforts to cooperate and take all reasonable efforts to avoid DSS from taking any adverse action in connection with the security clearances of any Transferred Employees or the facilities where they work.

7.11       Financing. The Sellers shall provide all reasonable cooperation in connection with the arrangement of any financing to be obtained by the Purchaser and its Subsidiaries in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to the Purchaser’s financing sources all material financial information in their possession with respect to Business and the Transactions as reasonably requested by the Purchaser or the Purchaser’s financing sources, including, but not limited to, information and projections prepared by the Sellers relating to the Business and the Transactions, (b) making the appropriate Business Employees reasonably available to the Purchaser’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and (c) reasonably assisting in the preparation of one or more appropriate informational and marketing materials, in each case to be used in connection with the Financing.

7.12       French Employee Waivers. In accordance with applicable Law, the Sellers shall deliver to the Purchaser executed agreements from each Employee located in France providing for an effective waiver of any rights such Employee may have under the laws of France to purchase the Business or any portion thereof (such right, the “French Employee Right”) (such agreements, the “French Employee Waivers”).

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Article VIII

COVENANTS OF SELLERS AND PURCHASER

8.1         Access to Information.

(a)          From and after the date hereof, the Sellers and the Purchaser will (i) afford the Purchaser or the Sellers (as applicable) and their respective authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours, in such a manner as to not interfere with the normal operation of the Business, upon reasonable advance notice) to all books, records and files (including Tax Returns of the Transferred Companies) of the Business to the extent related to the Purchased Assets (which shall be deemed to include the Concurrent HPS Assets and the Concurrent HPS Equity as if the Concurrent HPS Closing were occurring simultaneously with the Closing) and cause the Business’s independent public accountants to provide access to their work papers and such other information that relate to the Purchased Assets (which shall be deemed to include the Concurrent HPS Assets and the Concurrent HPS Equity as if the Concurrent HPS Closing were occurring simultaneously with the Closing) as the Purchaser or the Sellers (as applicable) may reasonably request (subject to entering into applicable confidentiality arrangements and hold harmless letters), (ii) all other existing information concerning the business, properties and personnel of the Business as the Purchaser or the Sellers (as applicable) may from time to time reasonably request and (iii) provide the Purchaser or the Sellers (as applicable) with reasonable assistance in connection with the preparation of financial statements and with regulatory compliance and reporting with respect to the Purchased Assets (which shall be deemed to include the Concurrent HPS Assets and the Concurrent HPS Equity as if the Concurrent HPS Closing were occurring simultaneously with the Closing); provided that, notwithstanding the foregoing, neither the Seller Parent nor the Purchaser shall have any obligation to provide any disclosure to the extent restricted under applicable Law or that is subject to legal privilege owned by the Seller Parent or the Purchaser (as applicable); provided, further, that in exercising access rights under this Section 8.1 the Purchaser and the Sellers shall be solely responsible for their respective costs and expenses of such investigation except to the extent covered pursuant to Section 8.2 or 10.2 or to the extent such underlying information or records are Purchased Assets (which shall be deemed to include the Concurrent HPS Assets and the Concurrent HPS Equity as if the Concurrent HPS Closing were occurring simultaneously with the Closing). All information obtained by the Purchaser and the Sellers and their representatives shall be subject to the Confidentiality Agreement, which shall remain in full force and effect with respect to the Purchaser and the Sellers until the expiration of this covenant (it being understood and agreed that, from and after the Closing, any Confidential Information included in the Purchased Assets shall be the property of the Purchaser). All requests for access to the properties, books, records and files of the Seller Parent and the Purchaser shall be made to such representatives of the Seller Parent and the Purchaser as the Seller Parent and the Purchaser shall designate, respectively. Without limiting the foregoing, within seven (7) days following the Closing Date, Seller Parent shall deliver to Purchaser a complete electronic copy of the contents of the Dataroom as existing forty-eight (48) hours prior to the execution and delivery of this Agreement.

(b)          The Purchaser and its representatives shall have the right, at reasonable times upon request, to inspect and to make copies of any books, records and files (including Contracts and Tax Returns) retained by a Seller relating to the Purchased Assets for purposes of performing or enforcing obligations or rights under this Agreement. Such books, records and files shall be retained until at least the six (6) year anniversary of the Closing; provided, however, that in no case shall the destruction of any Tax Return take place before the later of (i) the expiration of the statute of limitations and any extensions thereof applicable to such Tax Return and (ii) eight (8) years following the filing date for such Tax Return.

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8.2         Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including Section 8.3 with respect to Non-Transferable Assets), each of the parties hereto agrees, from time to time and after the Closing Date, to use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.2 shall obligate the parties hereto or their respective Affiliates to agree (i) to limit or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or any portion of their respective businesses, assets or properties or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or (B) to control their respective businesses or operations.

8.3         Non-Transferable Assets.

(a)          Notwithstanding anything to the contrary set forth in this Agreement or in any of the Transaction Documents, nothing contained in this Agreement or in any of the Transaction Documents shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to the Purchaser any asset, property or right that would otherwise constitute a Purchased Asset, but that by its terms is not transferable or assignable to the Purchaser pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order or one or more Governmental Authorities or other Persons. If such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing, then such asset, property or right shall, subject to the terms of this Agreement (including the provisions of Section 8.2 and this Section 8.3), not be assigned or transferred to Purchaser at the Closing (each, a “Non-Transferable Asset”). Notwithstanding the foregoing, all references within the representations and warranties set forth in Article V to “the Purchased Assets,” “Contracts included within the Purchased Assets” or phrases of similar import or meaning will be deemed to include reference to Non-Transferable Assets for the purposes of making such representations and warranties.

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(b)          Except as otherwise contemplated by the Transition Services Agreement, from and after the Closing and, with respect to each such Non-Transferable Asset, each of the sellers Seller, on the one hand, and Purchaser on the other, will use their reasonable efforts (but without any payment of money by Purchaser or its Affiliates) to obtain the consent, waiver, approval, authorization, qualification or other order of the other parties to any such Non-Transferable Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request. Without limiting the foregoing, until the earlier to occur of (i) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Purchaser and (ii) such time as the benefits intended to be transferred or assigned to the Purchaser have been procured by alternative means pursuant to this Section 8.3, each Seller shall exercise its commercially reasonable efforts to cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Transferable Assets to Purchaser as if such Non-Transferable Assets were Purchased Assets transferred to Purchaser at the Closing and, if Sellers provide such rights and benefits, Purchaser shall assume all obligations and burdens thereunder (to the extent the same would have otherwise been an Assumed Liability), including by way of subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which Sellers would enforce for the benefit of Purchaser any and all rights of Sellers or their Affiliates against a third party thereto (with any out of pocket incremental costs or expenses associated with such arrangements to be borne by the Sellers). The Sellers will promptly pay to Purchaser any monies received by any Seller from and after the Closing under such Non-Transferable Assets or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Promptly upon receipt of such consent, waiver, approval, authorization, qualification or other order the applicable Seller(s) will transfer and assign a Non-Transferable Asset (which would, at such point, be a Purchased Asset) and such rights therein to the Purchaser without the payment by the Purchaser of any additional consideration. To the extent any Non-Transferable Asset or the rights thereunder may not be assigned to the Purchaser by reason of the absence of any such consent, waiver, approval, authorization, qualification or other order and provided only to the extent no portion of the economic claims, rights or benefits under such asset are received by the Purchaser, the Purchaser shall not assume any Assumed Liabilities to the extent based upon, arising out of, with respect to or by reason of such Non-Transferable Asset.

(c)          Without limiting the foregoing, prior to the Closing, the applicable Seller(s) and the Purchaser shall cooperate to prepare, and as soon as practicable following the Closing, such Seller(s) shall submit to the Responsible Contracting Officer, as determined and defined pursuant to the Federal Acquisition Regulation (“FAR”) 42.1202, or other responsible officer of the Governmental Authority party thereto, novation documents in accordance with Subpart 42.12 of the FAR and any applicable agency regulations or policies or terms governing the novation of Business Government Contracts, in each case, to recognize the Purchaser as the successor in interest to such Business Government Contract. The novation documents shall include all required and applicable documents, including those listed in FAR 42.1204(e) and (f), a request for the novation of all applicable Business Government Contracts and if required, a novation agreement. Each such Seller shall also seek any consents required under or pursuant to any Business Government Contract, including responding promptly to any requests for information or documentation by a Governmental Authority in connection with the novation process.

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8.4         Transferred Employees.

(a)          The Sellers shall deliver to the Purchaser a true and complete list, no later than ten (10) Business Days prior to the Closing Date, of (i) the names, titles, annualized salary and other compensation of all Employees, the identities of which the Purchaser and the Seller Parent shall, in good faith, agree to in writing (together, the “Business Employees”) and (ii) all Persons who are currently performing services for the Business by or on behalf of any Selling Company who are classified as “consultants” or “independent contractors” (the “Other Personnel”). On or before the Closing Date, except as set forth on Section 8.4  of the Disclosure Schedule, the Purchaser shall (or shall cause one of its Affiliates to) (i) offer employment, effective immediately following the Closing, to all such Business Employees (excluding, in each case, such Business Employees who are Concurrent HPS Employees (“Concurrent HPS Business Employees”)), including those Business Employees (but excluding those Concurrent HPS Business Employees) who are at the time employed in H-1B nonimmigrant visa status under the Immigration and Nationality Act of 1952, as amended, by Seller (such status hereinafter “H-1B Status” and such Business Employees the “H-1B Employees”), or those Business Employees (but excluding those Concurrent HPS Business Employees) who are at the time on a military leave, on a leave of absence under the Family Medical Leave Act or comparable state law, on workers’ compensation leave, or on a long-term or short-term disability leave, and (ii) file an H-1B petition  with U.S. Citizenship and Immigration Services and/or take any other action(s) required under said Act and the regulations promulgated thereunder to ensure the continued employment by the Purchaser of each such H-1B Employee in valid H-1B Status on and after the Closing Date; provided, however, that, unless otherwise set forth on Section 8.4 of the Disclosure Schedule, such Business Employees shall remain employed “at will,” and the Purchaser may terminate at any time after the Closing the employment of any Business Employee who accepts such offer of employment. On or before the Concurrent HPS Closing Date, except as set forth on Section 8.4  of the Disclosure Schedule, the Purchaser shall (or shall cause one of its Affiliates to) (i) offer employment, effective immediately following the Concurrent HPS Closing, to all Concurrent HPS Business Employees, including those Concurrent HPS Business Employees who are at the time H-1B Employees, or those Concurrent HPS Business Employees who are at the time on a military leave, on a leave of absence under the Family Medical Leave Act or comparable state law, on workers’ compensation leave, or on a long-term or short-term disability leave, and (ii) file an H-1B petition  with U.S. Citizenship and Immigration Services and/or take any other action(s) required under said Act and the regulations promulgated thereunder to ensure the continued employment by the Purchaser of each such H-1B Employee in valid H-1B Status on and after the Concurrent HPS Closing Date; provided, however, that, unless otherwise set forth on Section 8.4 of the Disclosure Schedule, such Concurrent HPS Business Employees shall remain employed “at will,” and the Purchaser may terminate at any time after the Concurrent HPS Closing the employment of any Concurrent HPS Business Employee who accepts such offer of employment. Such offers shall include base compensation and employee benefits (other than equity or equity-based compensation and any retention, transaction or change of control bonuses or benefits under any defined benefit plan or deferred compensation plan) that are substantially comparable in the aggregate to the base compensation and employee benefits (other than equity or equity-based compensation and any retention, transaction or change of control bonuses or benefits under any defined benefit plan or deferred compensation plan) provided by the applicable Seller to such Business Employees (a) in the case of Business Employees who are not Concurrent HPS Business Employees “Non-Concurrent HPS Business Employees”, immediately prior to the Closing Date, and (b) in the case of such Concurrent HPS Business Employees, immediately prior to the Concurrent HPS Closing; provided, however, that the Purchaser shall, in its sole and absolute discretion, retain the ability at any time (1) after Closing to modify the base compensation and employee benefits of any Non-Concurrent HPS Transferred Employee (as defined below) and (2) after the Concurrent HPS Closing to modify the base compensation and employee benefits of any Concurrent HPS Transferred Employee (as defined below) and, in any such case, nothing herein shall require the Purchaser to continue to employ any Transferred Employee (as defined below) for any specified period or to maintain substantially comparable base compensation and employee benefits for any specified period after Closing or the Concurrent HPS Closing (as applicable). Non-Concurrent HPS Business Employees who accept the Purchaser’s offer of employment are herein referred to as “Non-Concurrent HPS Transferred Employees.” Concurrent HPS Business Employees who accept the Purchaser’s offer of employment are herein referred to as “Concurrent HPS Transferred Employees.” The Non-Concurrent HPS Transferred Employees and the Concurrent HPS Transferred Employees are herein referred to together as “Transferred Employees.” For the avoidance of doubt, the Purchaser shall not be obligated to continue or assume any Liabilities with respect to any Benefit Arrangements, and, except as provided in Section 8.4(d), the Sellers shall remain responsible for the payment to the Non-Current HPS Transferred Employees of salary and benefits through the Closing and the payment to the Current HPS Transferred Employees of salary and benefits through the Concurrent HPS Closing. Notwithstanding the foregoing, the Purchaser or its Affiliates shall provide severance benefits to Transferred Employees who are terminated by the Purchaser during the one year period following the Closing in an amount, and consistent with the terms and conditions, provided under the severance plan maintained by the Seller immediately prior to the Closing and set forth on Exhibit L hereto. The employment of each Non-Concurrent HPS Transferred Employee shall be deemed terminated with the Sellers as of the Closing, and each such Non-Concurrent HPS Transferred Employee shall become an employee of the Purchaser or one of its Affiliates immediately following the Closing. The employment of each Concurrent HPS Transferred Employee shall be deemed terminated with Concurrent HPS as of the Concurrent HPS Closing, and each such Concurrent HPS Transferred Employee shall become an employee of the Purchaser or one of its Affiliates immediately following the Concurrent HPS Closing. As such, on the first normal payroll date at the end of the first full payroll cycle (1) following the Closing, the Sellers shall pay and cause to be satisfied or discharged any Liabilities (whether or not such Liabilities are accrued or payable at Closing, and whether or not such Liabilities are contingent in nature) with respect to any Non-Concurrent HPS Transferred Employee to the extent relating to the termination of employment of any such employee prior to or effective as of the Closing (as well as any Liability for severance or dismissal pay or otherwise in connection with any unlawful termination of employment by Sellers, or for accrued vacation or sick time or for salary, overtime, commissions, bonuses or pension fund contributions) and (2) following the Concurrent HPS Closing, the Sellers shall pay and cause to be satisfied or discharged (or cause Concurrent HPS to pay and cause to be satisfied or discharged) any Liabilities (whether or not such Liabilities are accrued or payable at the Concurrent HPS Closing, and whether or not such Liabilities are contingent in nature) with respect to any Concurrent HPS Transferred Employee to the extent relating to the termination of employment of any such employee prior to or effective as of the Concurrent HPS Closing (as well as any Liability for severance or dismissal pay or otherwise in connection with any unlawful termination of employment by Concurrent HPS, or for accrued vacation or sick time or for salary, overtime, commissions, bonuses or pension fund contributions).

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(b)          The Purchaser shall, and shall cause its Affiliates to, recognize the prior service and seniority of each Transferred Employee as if such service had been performed with, and such seniority has been earned with, the Purchaser and/or its Affiliates, as applicable, for purposes of eligibility and vesting, as applicable, under the employee benefit plans and policies (if any) provided by the Purchaser to the Transferred Employees following the Closing or the Concurrent HPS Closing (as applicable), to the same extent such service and seniority is recognized by the Seller or its Affiliates immediately prior to the Closing or the Concurrent HPS Closing (as applicable). With respect to any welfare plan maintained by the Purchaser or any of its Affiliates in which Transferred Employees are eligible to participate after the Closing or the Concurrent HPS Closing (as applicable), the Purchaser shall use its commercially reasonable efforts to, and to cause its Affiliates to, to the extent permitted by Law and subject to the terms of the relevant employee benefit plans or Contracts, (i) waive all waiting periods, limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees (and dependents) to the extent such periods, conditions and exclusions were satisfied or did not apply to such Transferred Employees (and dependents) under the welfare plans maintained by Seller or any of its Affiliates immediately prior to the Closing or the Concurrent HPS Closing (as applicable), and (ii) provide each Transferred Employee (and dependents) with credit for any costs and expenses incurred or paid by such Transferred Employee (and dependents) during the plan year in which the Closing or the Concurrent HPS Closing (as applicable) occurs in satisfying any deductible, co-pays, co-insurance and maximum out-of-pocket provisions to the extent applicable under any such plan.

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(c)          The Sellers shall not take (and shall cause their Affiliates not to take) any action that would impede, hinder, interfere or otherwise compete with the Purchaser’s effort to hire any Transferred Employee. The Purchaser shall not assume responsibility for any such employee until such employee commences employment with the Purchaser, but in no event whatsoever shall the Purchaser assume any responsibility for any commitment or liability of the Seller or any Affiliate to any such employee. The Sellers shall (and shall cause their Affiliates to) use their reasonable best efforts to assist the Purchaser in the Purchaser’s hiring of certain of the Transferred Employees and in its entering into consulting arrangements with any Other Personnel.

(d)          No assets of any Benefit Arrangement shall be transferred to the Purchaser or to any plan of the Purchaser, without the written consent of the Purchaser. However, with respect to any Seller 401(k) retirement plan, the applicable Seller shall (and shall cause its Affiliates to) cooperate and assist any Transferred Employee who so requests, in making a direct rollover of the Transferred Employee’s vested account balance to the Purchaser’s 401(k) plan as soon as practicable after the Closing Date or the Concurrent HPS Closing (as applicable). The Purchaser shall reasonably cooperate with the applicable Seller and any Transferred Employee with respect to such direct rollover, provided that the Purchaser determines that the direct rollover is permitted under the Code and regulations thereunder. Each of the parties hereto shall pay its own expenses in connection with such direct rollover.

(e)          No provision of this Section 8.4 shall create any third-party beneficiary or other rights in any Business Employee or any other employee or former employee (including any beneficiary or dependent thereof) of the Sellers in respect of continued employment (or resumed employment) with the Purchaser, and no provision of this Section 8.4 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement or any plan or arrangement that may be established by the Purchaser. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date or the Concurrent HPS Closing Date (as applicable) any such plans or arrangements of the Seller or the Purchaser. No provision of this Agreement shall cause any employee to be a third party beneficiary of any rights herein.

Article IX

CONDITIONS TO Concurrent HPs CLOSING

9.1         Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Concurrent HPS Closing are subject to the satisfaction of the following conditions (it being understood that any one or more of the following conditions may be waived by written agreement of the Purchaser and the Sellers to the extent permitted by applicable Law):

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(a)          There shall not be pending any Governmental Order prohibiting the Concurrent HPS Share Purchase.

(b)          The Seller shall have obtained the prior approval of the French Economy Ministry related to the foreign investments in France in compliance with the provisions of articles L. 151-3 and R. 153-2 of the French monetary and financial code and the décret n° 2003-196 dated as of March 7, 2003.

9.2         Conditions to Obligations of Purchaser. The obligation of the Purchaser to consummate, or cause to be consummated, the Concurrent HPS Closing is subject to the satisfaction of the following further conditions (it being understood that any one or more of the following conditions may be waived in writing by the Purchaser):

(a)          (i) The Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Concurrent HPS Closing Date (it being understood that the failure to give prompt notice regarding any occurrence or non-occurrence of an event for which prompt notice is required to be given under Section 7.2 shall not, by itself, be deemed non-performance of the Sellers’ obligations under Section 7.2 so long as such notice is delivered prior to the Concurrent HPS Closing), (ii) the representations and warranties of the Sellers contained in this Agreement, insofar as such representations and warranties relate to Concurrent HPS (including its business, assets, Liabilities, Employees or condition (financial or otherwise)), the Concurrent HPS Equity or the Concurrent HPS Assets, that are qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Concurrent HPS Closing Date as though made on the Concurrent HPS Closing Date, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, each on and as of such earlier date) and (iii) the Purchaser shall have received a certificate signed by an executive officer of the Seller Parent on behalf of the Sellers to the foregoing effect.

(b)          No Law or Governmental Order shall restrain or prohibit the effective ownership, operation or enjoyment by the Purchaser of the Concurrent HPS Equity or the Concurrent HPS Assets.

(c)          There shall not have been instituted, pending or threatened any action or proceeding (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Concurrent HPS Closing or (ii) that would reasonably be expected to have a Material Adverse Effect on the Purchaser’s ability effectively to exercise full rights of ownership of the Concurrent HPS Equity or the Concurrent HPS Assets.

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(d)          The French Employee Waivers shall remain in effect and unrevoked with respect to each Employee located in France (or otherwise subject to the employment-related Law of France) as of immediately prior to the Concurrent HPS Closing.

9.3         Conditions to Obligations of Sellers. The obligations of the Sellers to consummate, or cause to be consummated, the Concurrent HPS Closing is subject to the Purchaser making (or causing to be made) all payments due at Concurrent HPS Closing.

Article X

INDEMNIFICATION

10.1       Survival. Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms and each representation and warranty in this Agreement or in any certificate, schedule or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is twelve (12) months following the Closing Date (the “Survival Expiration Date”), except (i) as to matters as to which an Indemnified Party has made a claim for indemnity or given a Notice of Claim on or prior to the first anniversary of the Closing Date, which matters shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied, and (ii) with respect to any misrepresentation or breach of warranty under Sections 5.1 (Existence and Power), 5.2 (Authorization; Execution), 5.3(b) (Seller Parent Subsidiaries; Capitalization of Transferred Companies), 5.10 (Title to Purchased Assets), 5.20 (Taxes) and 5.27 (Finders’ Fees), which shall survive until the fifth (5th) anniversary of the Closing Date or until the end of the sixtieth (60th) day following the expiration of as the statute of limitations applicable to the underlying matters set forth therein shall provide (giving effect to any waiver or extension thereof), whichever period is longer (the “Fundamental Survival Expiration Date”). The representations and warranties listed in the foregoing Section 10.1(ii) as well as Section 5.9 (Sufficiency of Purchased Assets) are collectively referred to herein as the “Fundamental Representations”. No claim for indemnification for breach of any representation or warranty contained in Article V or Article VI of this Agreement may be asserted pursuant to this Agreement unless on or before the Survival Expiration Date, and solely with respect to the Fundamental Representations, the Fundamental Survival Expiration Date, such claim is asserted in accordance with Article X.

10.2       Indemnification by the Sellers.

(a)          The Sellers hereby agree, jointly and severally, to indemnify and defend Purchaser and its Affiliates (including, for the avoidance of doubt, each of the Concurrent NC and Concurrent Asia Corp from and after the Closing and Concurrent HPS from and after the Concurrent HPS Closing) and its and their directors, officers, employees, agents and representatives and their successors in interest and assigns (collectively, the “Purchaser Indemnitees”) against and agree to hold Purchaser Indemnitees harmless from and against any and all losses, damages, liabilities, costs or expenses of any nature, including reasonable attorneys’ fees, claims, diminution in value (but only to the extent of such diminution in value and not including any diminution calculated based on a multiple of earnings or revenue), amounts paid in settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable expert fee, accounting fee or advisory fee), charge, cost (including reasonable cost of investigation), including the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but excluding punitive, unforeseeable consequential, indirect or special damages (except to the extent awarded in any proceeding by a third party against an Indemnified Party with respect to a matter for which such Indemnified Party is entitled to seek indemnification pursuant to this Article X) or speculative damages, except to the extent awarded to third parties (collectively, “Losses”) incurred or sustained by, or imposed upon, any Purchaser Indemnitee based upon, arising out of, with respect to or by reason of:

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(i)          any inaccuracy in, or breach of (or alleged inaccuracy in or alleged breach of), any of the representations or warranties of the Sellers contained in this Agreement or the exhibits, certificates, schedules or instruments delivered in connection herewith;

(ii)         any of the covenants or agreements of any of the Sellers contained in this Agreement;

(iii)        any and all Excluded Liabilities incurred or sustained by, or imposed upon, any Purchaser Indemnitee based upon, arising out of, with respect to or by reason of any Excluded Liability (other than Liabilities described in Section 2.5(b) which will be governed exclusively by Section 11.1); and

(iv)        any and all Non-Permitted Leakage.

(b)          Without limiting any other provision of this Agreement (including the representations and warranties in Article V), the Sellers hereby agree, jointly and severally, to indemnify and defend the Purchaser Indemnitees against and agree to hold Purchaser Indemnitees harmless from and against:

(i)           any and all of the following Losses to the extent arising out of or relating to the application of the terms of an Assigned Contract with a customer of the Business that conflict with (1) the Standard Seller Terms (including any invoices delivered to a customer of the Business in connection with the Standard Seller Terms) or (2) the terms of the VAR Agreements or Referral Partner Agreements (such conflicting terms, the “Conflicting Terms”); provided, that the Purchaser Indemnitees shall not be indemnified for any Conflicting Terms to the extent that such Conflicting Terms are contained in any Contract entered into by Purchaser or its Affiliates after the Closing (which Contracts shall include any amendment to any Assigned Contract but exclude any purchase order to the extent it is duly submitted pursuant to the terms of a master services agreement that is an Assigned Contract);

(ii)         any and all Losses arising out of or relating to any claims that any Intellectual Property used by, or useful to, the Business is owned by a third party as a result of the operation of the Conflicting Terms (including any of the Major Customer Terms listed in Section 5.12(b) of the Disclosure Schedule and in any cross-reference thereto);

(iii)        any and all Losses arising out of or relating to any Conflicting Terms that constitute a Contract required to be disclosed pursuant to Section 5.12(a)(xvi) or Section 5.12(a)(xviii) of this Agreement, except to the extent expressly disclosed in the applicable section of this Disclosure Schedule;

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(iv)        any and all Losses arising out of or relating to any “most favored” pricing provision or similar provision in any of the Conflicting Terms (including any of the Major Customer Terms listed in Section 5.12(b) of the Disclosure Schedule and in any cross-reference thereto);

(v)         any and all Losses arising out of or relating to any obligation of the Business to perform custom software development which development obligation is not specifically set forth on the face of an invoice provided by the Business to a customer; and

(vi)        any and all Losses arising out of or relating to the failure of any of the Conflicting Terms to limit Liabilities at fees received by Sellers under the relevant Contract, including infringement-related Liabilities (including under any of the Major Customer Terms listed in Section 5.12(b) of the Disclosure Schedule and in any cross-reference thereto).

10.3       Indemnification by the Purchaser. Purchaser hereby agrees to indemnify and defend each Seller and its Affiliates and its and their directors, officers, employees, agents and representatives and their successors in interest and assigns (excluding, from and after the Closing, any Transferred Company) (collectively, the “Seller Indemnitees”) against and agrees to hold Seller Indemnitees harmless from and against any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in, or breach of (or alleged inaccuracy in or alleged breach of), any of the representations or warranties of the Purchaser contained in this Agreement or the exhibits, certificates, schedules or instruments delivered in connection herewith;

(b)          any of the covenants or agreements of the Purchaser contained in this Agreement; and

(c)          any Assumed Liability.

10.4       Procedures.

(a)          The party seeking indemnification under this Article X (the “Indemnified Party”) agrees to give prompt written notice (the “Notice of Claim”) to the party from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding by a third party in respect of which indemnity may be sought under this Article X which notice shall (i) identify specifically the basis under which indemnification is sought pursuant to Sections 10.2 and 10.3, as applicable, to the extent reasonably practicable under the circumstances, (ii) enclose true and correct copies of any written document furnished to the Indemnified Party that instituted a third party claim, (iii) include the Indemnified Party’s best estimate of the Losses that may arise from such claim and (iv) describe in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been materially prejudiced by the Indemnified Party’s failure to give such notice.

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(b)          If such Notice of Claim relates to a suit, action or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within twenty (20) days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel of its choosing. If the Indemnifying Party does not so assume control of such defense, or if the indemnifying party fails to give reasonable written assurance to the Indemnified Party of the Indemnifying Party’s financial capacity to defend and/or provide indemnification as required hereby, the Indemnified Party shall have the right to control such defense. The party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and there exists a conflict of interest between the interests of the Indemnified Party and those of the Indemnifying Party with respect to such claim, or if the Indemnifying Party shall fail to assume responsibility for such defense, the Indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Purchaser determines, in its reasonable judgment, that a claim is likely to materially adversely affect it or the Purchased Assets other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then Purchaser may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement. In all such cases, Seller Parent will have the right to participate, at Seller Parent’s expense, in the defense or settlement of such claim with counsel reasonably satisfactory to Purchaser. The party controlling such defense shall keep the other party reasonably advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

(c)          The Indemnifying Party shall not agree to any settlement of any action, suit or proceeding that contains a payment obligation in an amount in excess of the then-remaining amounts in the Escrow Account that are not otherwise subject to pending claims or requires action (or limits action) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. For purposes hereof, the Indemnified Party’s withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of such amounts from the Escrow Account in accordance with the preceding sentence by the Indemnifying Party shall be deemed to be reasonable.

(d)          In the event that an Indemnified Party seeks indemnification for Losses pursuant to this Article X, the procedures in this subsection (d) shall also apply. Within 45 days after delivery of a Notice of Claim setting forth all the information required to be contained under Section 10.4(c), the Indemnifying Party shall provide to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party must either: (i) agree that some or all of the Losses claimed should be indemnified and, in the case of any Losses claimed and not so agreed to, contest such claimed amount in good faith, or (ii) contest all of the Losses claimed in good faith. If no such Response Notice is delivered by the Indemnifying Party within such 45-day period, the Indemnifying Party shall be deemed to have agreed that all of the claimed amount should be indemnified.

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(e)          If the Indemnifying Party in the Response Notice contests all or part of the claimed amount (thereupon, the “Contested Amount”), the Indemnifying Party and the Indemnified Party shall attempt promptly and in good faith to agree upon the rights of the parties with respect to the Contested Amount. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if such agreement provides that all or a portion of the Contested Amount is to be paid to the Indemnified Party, the Indemnifying Party shall make such payments in accordance with the terms of this Agreement. If no such agreement can be reached after good faith negotiation within 30 days of the delivery of the Indemnifying Party’s Response Notice (or such longer period as the Indemnified Party and Indemnifying Party may mutually agree), the matter shall be settled in accordance with the dispute resolution provisions of this Agreement.

(f)          This Section 10.4 shall not apply to Tax Claims, which shall be governed exclusively by Section 11.1.

10.5       Limits on Indemnification. The parties’ liability under this Article X shall be limited as follows (except as provided in Sections 11.1 and 13.16):

(a)          Threshold. Subject to the limitations set forth herein, no Indemnified Party shall assert any claims for indemnification pursuant to Sections 10.2(a)(i) or 10.3(a) unless and until the total aggregate cumulative Losses incurred by it exceed $350,000 (the “Threshold”), in which case such Indemnified Party shall be entitled to recover the full amount of such Losses (including the initial Threshold amount). In addition and without in any way limiting the foregoing, no Indemnified Party shall assert any individual claim or series of related claims under Section 10.2(a)(i) related to a breach of a representation or warranty contained in Section 5.9 (Sufficiency of Purchased Assets) unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $35,000 (the “Mini-Basket”), in which case such Indemnified Party shall be entitled to recover the full amount of such Losses (including the amount of the Mini-Basket). Notwithstanding the foregoing or anything to the contrary herein, the foregoing Threshold limitation shall not apply in the case of any Losses or other indemnification matter based upon, arising out of, or relating to (i) intentional misrepresentations, fraud or criminal matters, or (ii) breaches or inaccuracies of any of the Fundamental Representations. For the avoidance of doubt, the foregoing Threshold limitation shall also not apply with respect to any Losses or other indemnification matter based upon, arising out of, or relating to any of the matters set forth in Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(b) or Sections 10.3(b) and 10.3(c).

(b)          Cap. Subject to the limitations set forth herein, the Sellers’ aggregate monetary liability pursuant to the indemnification provisions of Section 10.2(a)(i) shall not exceed the Escrow Amount (the “Cap”). Notwithstanding the foregoing or anything to the contrary herein, the Cap shall not apply in the case of any Losses or other indemnification matter based upon, arising out of, or relating to (i) fraud or (ii) breaches or inaccuracies of any of the Fundamental Representations. For the avoidance of doubt, the Cap shall also not apply with respect to any Losses or other indemnification matter based upon, arising out of, or relating to any of the matters set forth in Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(b). The rights to indemnification of the Purchaser Indemnitees under Section 10.2 (other than under Section 10.2(a)(i), which shall be governed by the preceding sentences of this Section 10.5(b)) shall be limited to the sum of the Total Purchase Price and the Concurrent HPS Equity Payment, except in the case of fraud (in which case, no such limitations shall apply).

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(c)          Any indemnification to which a Purchaser Indemnitee is entitled pursuant to Section 10.2 (other than with respect to Losses arising from or related to fraud) shall be satisfied by first recouping such indemnifiable Losses from the Escrow Account by such Purchaser Indemnitee in accordance with the terms of this Agreement; provided, that after the Purchaser Indemnitees have exhausted or made claims upon the Escrow Account (after taking into account all other claims for indemnification from the Escrow Account made by Purchaser Indemnitees), such Purchaser Indemnitee shall have all rights and remedies available to it to recover additional Losses to the extent they are based upon, arising out of, or relating to (i) intentional misrepresentations, fraud or criminal matters, (ii) breaches or inaccuracies of any of the Fundamental Representations or (iii) the matters set forth in Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(b).

10.6       Character of Indemnity Payments. All amounts paid pursuant to this Article X shall be treated by such parties as adjustments to the purchase price for Tax purposes, unless otherwise required by applicable Law.

Article XI

CERTAIN TAX MATTERS

11.1       Tax Indemnity.

(a)          The Sellers shall be responsible for and shall indemnify the Purchaser and its Affiliates (including Concurrent NC, Concurrent Asia Corp, and only if the Concurrent HPS Closing is consummated, Concurrent HPS) against any and all Losses attributable to: (1) all Taxes of the Sellers and their Affiliates (other than Concurrent NC, Concurrent Asia Corp, and only if the Concurrent HPS Closing is consummated, Concurrent HPS) for any taxable period, (2) all Taxes related to the Excluded Assets or Excluded Liabilities for any taxable period, (3) all Taxes of the Transferred Companies, and all Taxes relating to the Business, the Purchased Assets or the Transferred Employees, in each case with respect to any Pre-Closing Tax Period (including the portion of any Straddle Period through the end of the Closing Date), (4) all Taxes of any affiliated, consolidated, combined or unitary group of which a Transferred Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of state, local, or foreign Tax Law, (5) all Taxes of any Person (other than Concurrent NC, Concurrent Asia Corp, and only if the Concurrent HPS Closing is consummated, Concurrent HPS) imposed on a Transferred Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (6) all Taxes that arise as a result of the Transactions (including any Transfer Taxes under Section 11.3).

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(b)          For purposes of Section 11.1(a)(3), the amount of Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes and similar ad valorem obligations), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) above (such as payroll Taxes, Taxes imposed upon or measured by income, Taxes based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date).

(c)          The Sellers and their Affiliates shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to them with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Purchased Assets or on the Purchaser’s title or use of the Purchased Assets following the Closing Date or that would reasonably be expected to result in any claim against the Purchaser.

11.2       Tax Returns.

(a)          The Sellers shall prepare, or cause to be prepared, (i) any combined, consolidated or unitary Tax Return that includes any Seller or any Affiliate of the Sellers (other than the Transferred Companies), on the one hand, and any of the Transferred Companies, on the other hand (a “Combined Tax Return”), (ii) all Tax Returns (other than Combined Tax Returns) of the Transferred Companies for taxable periods that end on or prior to the Closing Date (“Separate Pre-Closing Tax Returns”), and (iii) all Tax Returns of Concurrent HPS (other than Separate Pre-Closing Tax Returns) that are required to be filed (taking into account any extension) on or before the Concurrent HPS Closing Date (“Concurrent HPS Pre-Closing Tax Returns”). The Purchaser shall prepare, or cause to be prepared, all Tax Returns of the Transferred Companies with respect to Straddle Periods (other than Concurrent HPS Pre-Closing Tax Returns) that are identified in Section 11.2 of the Disclosure Schedule (“Straddle Period Tax Returns”).

(b)          Each Separate Pre-Closing Tax Return, Concurrent HPS Pre-Closing Tax Returns, and Straddle Period Tax Return shall be prepared and timely filed in a manner consistent with applicable Law, the Final Allocation, the remaining subsections of this Section 11.2, and to the extent not inconsistent with the foregoing, most recent past practice. At least twenty (20) days (thirty (30) days in the case of an income Tax Return) prior to the date on which each Separate Pre-Closing Tax Return, Concurrent HPS Pre-Closing Tax Return, or Straddle Period Tax Return is required to be filed, Seller Parent shall submit such Separate Pre-Closing Tax Return or Concurrent HPS Pre-Closing Tax Return to Purchaser, and Purchaser shall submit any such Straddle Period Tax Return that shows any Taxes subject to indemnification under Section 11.1 to Seller Parent, in each case for the other’s review and comment as provided in this Section 11.2(b); provided that failure to provide a draft of such Tax Return within the specified time shall not affect the indemnification provided under Section 11.1 except to the extent other party is actually prejudiced by such failure. Purchaser and Seller Parent shall consider in good faith any reasonable comments provided by the other. If Purchaser and Seller Parent are unable to resolve a dispute regarding such Tax Return within ten (10) days after submission of the Tax Return to the other, the dispute shall be resolved by the Accounting Referee in the same manner as disputes are intended to be resolved pursuant to Section 3.3(b); provided that in the event the Accounting Referee has not yet resolved any such dispute prior to the deadline for filing the applicable Tax Return, a Seller shall be entitled to timely file (or cause to be timely filed) any Concurrent HPS Pre-Closing Tax Return as it sees fit, and Purchaser shall be entitled to timely file (or cause to be timely filed) any Separate Pre-Closing Tax Return or Straddle Period Tax Return as it sees fit, provided that each agrees to promptly amend such Tax Return to reflect the determination of the Accounting Referee upon the resolution of such dispute.

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(c)          Seller Parent shall include the income of Concurrent France (including any deferred items triggered into income by Section 1.1502-13 of the Treasury Regulations and any excess loss account taken into income under Section 1.1502-19 of the Treasury Regulations) on Seller Parent’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Sellers shall pay (in immediately available funds) to the Purchaser at least two (2) Business Days prior to the due date the amount of Taxes subject to indemnification under Section 11.1 that are due and owing for any Separate Pre-Closing Tax Return, Straddle Period Tax Return, and any Concurrent HPS Pre-Closing Tax Returns that are filed after the Concurrent HPS Closing Date. The Sellers shall cause Concurrent HPS to timely pay to the applicable Taxing Authority any Taxes due and owing for any Concurrent HPS Pre-Closing Tax Returns that are filed on or before the Concurrent HPS Closing Date.

(d)          At the Purchaser’s option, (i) Concurrent Asia Corp and the Seller Parent shall join with Purchaser in making, and shall take any and all actions necessary to effect, an election under Section 338(h)(10) of the Code (and any similar election as may be available under state, local or foreign Tax Law) with respect to the purchase and sale of the Purchased Equity of Concurrent Asia Corp hereunder (collectively, the “Section 338(h)(10) Election”), and/or (ii) the Purchaser shall make an election under Section 338(g) of the Code (and any similar election as may be available under state, local or foreign Tax Law) with respect to the purchase and sale of the Equity Interests of one or more of the other Transferred Companies hereunder (collectively, the “Section 338(g) Elections, and together with the Section 338(h)(10) Election, each a “Section 338 Election”)). If the Purchaser opts to make a Section 338 Election in respect of any of the Transferred Companies, the Seller Parent shall (and shall cause its Affiliates to) take the actions reasonably requested, including filing forms, returns, elections, schedules and other documents as may be requested, to effect, perfect and preserve a timely Section 338 Election in accordance with the provisions of Section 338 of the Code, applicable Treasury Regulations and any corresponding election under state, local or foreign Tax Law necessary or required to make the Section Election. The Seller Parent shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on its Tax Return to the extent required by Law. The Seller Parent, the Purchaser, and their Affiliates shall report the sale and acquisition of the Equity Interests of any Transferred Company pursuant to this Agreement for which the Purchaser opts to make a Section 338 Election as a “qualified stock purchase,” within the meaning of Section 338(d)(3) of the Code and applicable Treasury Regulations consistent with the Section 338 Election, and shall take no position to the contrary thereto in any Tax Return, in any Tax Claim or other action before any Taxing Authority or otherwise for any income Tax purpose. The parties and their respective Affiliates shall cooperate in the preparation and timely filing of any corrections, amendments or supplements to IRS Form 8023, IRS Form 8883 or other applicable Tax Returns. Neither the Seller Parent nor any Affiliate of the Seller Parent shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Section 338(h)(10) Election after their execution, or to modify or revoke the Section 338(h)(10) Election following the filing of the Form 8023 without the prior written consent of Purchaser.

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11.3       Transfer Taxes. The Sellers shall, jointly and severally, bear and be responsible for the timely payment of all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the sale of the Purchased Assets to the Purchaser (or to the HPS Share Purchaser, if applicable) or the Transactions effected pursuant to this Agreement (including the Nippon Separation). The Sellers will, at their own expense, file such Tax Returns and, to the extent required by Law, the parties hereto will cooperate in the execution other documentation with respect to such Transfer Taxes, and the Purchaser (and the HPS Share Purchaser, to the extent applicable) shall cooperate with the Sellers in connection with the preparation and filing of such Tax Returns and other documentation as may be required to comply with the provisions of such Tax Laws, and the Purchaser, the HPS Share Purchaser, and the Sellers will reasonably cooperate with each other to lawfully minimize any such Taxes.

11.4       Tax-Sharing Agreements. Any tax-sharing agreement between a Seller or any of its Affiliates (other than any Transferred Company) and any of the Transferred Companies shall terminate as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

11.5       Cooperation. Each party agrees to furnish or cause to be furnished to the other party, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records, employees, contractors and representatives and providing necessary powers of attorney) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for and participation in any audit by any Taxing Authority, and the prosecution or defense of any action relating to any Tax Return. Each party shall retain all books and records with respect to Taxes pertaining to the Transferred Companies until the expiration of all relevant statutes of limitations (and, to the extent notified by any party, as the case may be, any extensions thereof). The Purchaser and the Sellers shall provide timely written notices to the other parties hereto of any pending or threatened audits or other Tax proceedings relating to the Business or the Purchased Assets for taxable periods for which any other party hereto may have a responsibility under this Agreement or otherwise, and shall furnish the other parties hereto with copies of all correspondence received from any Taxing Authority in connection with any audit or other Tax proceeding or information request with respect to any taxable period for which any other party hereto may have a responsibility under this Agreement or otherwise. Any information or documents provided under this Section 11.5 shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

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11.6       Tax Claims.

(a)          The Purchaser shall promptly notify the Seller Parent in writing upon receipt by any Purchaser or any of its Affiliates of any written notice from a Taxing Authority of an audit, claim or proceeding with respect to Taxes for which the Purchaser Indemnified Parties may be entitled to indemnification under Section 11.1, and the Sellers shall promptly notify the Purchaser in writing upon receipt by any Seller or any of their Affiliates of any written notice from a Taxing Authority of an audit, claim or proceeding with respect to any Combined Tax Return to the extent such audit, claim or proceeding relates to a Transferred Company (each audit, claim or proceeding described in this Section 11.6(a), a “Tax Claim”); provided that failure to so notify the other party in accordance with this sentence will not relieve any party of liability that it may have under this Agreement except to the extent the other party is actually prejudiced by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Taxing Authority and describe in reasonable detail the nature of such Tax Claim.

(b)          The Sellers shall have the right, at their sole cost and expense, to control in good faith any Tax Claim that relates solely to one or more taxable periods that end on or prior to the Closing Date or to a Combined Tax Return (including the right to settle or compromise such Tax Claim); provided, however that: (i) the Sellers will keep the Purchaser informed concerning the progress, developments and events of the portion of such Tax Claim, if any, related to the Transferred Companies, the Business, or the Purchased Assets; (ii) the Sellers will provide to the Purchaser copies of all correspondence and other documents relevant to the portion of such Tax Claim, if any, related to the Transferred Companies, the Business, or the Purchased Assets; and (iii) the Sellers will not settle the portion of such Tax Claim (other than a claim relating to a Combined Tax Return), if any, related to the Transferred Companies, the Business, or the Purchased Assets, without the prior written consent of the Purchaser, which consent shall not to be unreasonably withheld, conditioned or delayed. The Purchaser will have the right to participate in the defense of any such Tax Claim (other than a claim relating to a Combined Tax Return) (which will include participation in meetings with Taxing Authorities and review and comment on written submissions to Taxing Authorities) and to employ counsel, at its own expense, separate from the counsel employed by the Sellers.

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(c)          With respect to any Tax Claim (other than a claim relating to a Combined Tax Return) that could reasonably be expected to form the basis for a claim of indemnification under Section 11.1 and involving (i) a Pre-Closing Tax Period that the Sellers do not or cannot elect to control in good faith pursuant to Section 11.6(b) or (ii) a Straddle Period, the Purchaser will control in good faith such Tax Claim (including the right to settle or compromise such Tax Claim); provided, however, that the Purchaser (x) will keep the Sellers reasonably informed concerning the progress, developments and events of such Tax Claim, (y) provide the Sellers copies of all correspondence and other documents relevant to such Tax Claim to the extent related to Pre-Closing Tax Periods, and (z) will not settle such Tax Claim to the extent relating to Pre-Closing Tax Periods without the prior written consent of the Sellers, which consent will not be unreasonably withheld, conditioned or delayed. In addition, the Sellers will have the right to participate in the defense of any such Tax Claim (which will include participation in meetings with taxing authorities and review and comment on written submissions to taxing authorities) and to employ counsel, at the Sellers’ expense, separate from the counsel employed by the Purchaser. The Sellers shall also be liable for the reasonable out-of-pocket expenses of counsel selected by the Purchaser to control any Tax Claim pursuant to this Section 11.6(c) to the extent attributable to Taxes covered by Section 11.1.

11.7       Tax Refunds. The Sellers shall be entitled to any federal, state, local or foreign income tax refunds of the Transferred Companies attributable to Taxes described in Section 11.1(a) (including, for the avoidance of doubt, Japanese consumption tax refunds if and when paid to Concurrent NC that are attributable to credits for taxes paid by Affiliates of Concurrent NC in connection with the Nippon Separation (but only if and to the extent such refunds do not reduce the Taxes for which Sellers are responsible pursuant to Section 11.1(a))) that are paid on or prior to the Closing Date or indemnified by Sellers, net of (x) any costs, expenses and Taxes incurred by Purchaser, the Transferred Companies or any of their Affiliates in obtaining such refund, and (y) any amounts then due from the Sellers to the Purchaser Indemnitees, except to the extent such Tax refunds (i) are reflected as a Current Asset in Working Capital, as finally determined in accordance with the terms of this Agreement, or (ii) are attributable to carrybacks of net operating losses or Tax credits from Tax periods, or portions thereof, beginning after the Closing Date. Purchaser shall be entitled to all Tax refunds of the Transferred Companies to which Sellers are not entitled under the preceding sentence. If Purchaser or any of the Transferred Companies, on the one hand, or the Sellers, on the other hand, receive any Tax refund to which the other party is entitled pursuant to this Section 11.7, the recipient of such Tax refund will promptly pay the amount of such Tax refund to the other party. In the event that any such Tax refund is subsequently disallowed in whole or part by any Taxing Authority, Sellers shall indemnify the Purchaser Indemnitees for any Losses with respect thereto.

11.8       Wage Reporting. The Purchaser and the Sellers agree to utilize or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting for Transferred Employees.

11.9       Survival. Each of Purchaser’s and Sellers’ obligations under this Article XI shall survive until sixty (60) days after the expiration of the statute of limitations with respect to the applicable Tax; provided that if a written claim or written notice is duly given in good faith under this Article XI with respect to any claim for indemnification prior to such date, such claim shall continue until such claim is finally resolved pursuant to this Article XI. For the avoidance of doubt, the limitations set forth in Article X shall not apply to the indemnification obligations under this Article XI except to the extent the limitations in Article X expressly apply to Article XI.

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Article XII

TERMINATION of the concurrent hps share purchase

12.1       Termination of the Concurrent HPS Share Purchase.

(a)        The obligations of the parties to effect the Concurrent HPS Share Purchase and consummate the Concurrent HPS Closing under this Agreement (collectively, the “HPS Purchase Obligations”) may be terminated at any time prior to the Concurrent HPS Closing:

(i)          by mutual written agreement of the Seller Parent and the Purchaser;

(ii)         by the Purchaser, if (A) the Sellers shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Seller set forth in this Agreement shall not be true in any material respect, in each case such that Seller Parent could not deliver to the Purchaser at the Concurrent HPS Closing an accurate certificate as contemplated by Section 9.2(a), and (B) such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within thirty (30) Business Days after the Purchaser gives the Seller Parent written notice identifying in reasonable detail such breach, failure or misrepresentation;

(iii)        by the Purchaser or Seller Parent, if consummation of the Concurrent HPS Share Purchase is subject to any nonappealable final Governmental Order, that prohibits, makes illegal, enjoins or prevents the consummation of the Concurrent HPS Share Purchase; or

(iv)        by the Purchaser or Seller Parent, if the Concurrent HPS Closing has not occurred on or prior to July 15, 2017.

(b)        The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) of Section 12.1(a) shall give prompt written notice of such termination to the other party.

12.2       Effect of Termination. In the event of termination of the HPS Purchase Obligations pursuant to Section 12.1, the HPS Purchase Obligations of the parties to effect the Concurrent HPS Share Purchase and consummate the Concurrent HPS Closing under this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the parties or their respective officers or directors (except for obligations in this Section 12.2 and in Article XIII, all of which shall survive the termination) with respect thereto. Notwithstanding the foregoing, the termination of the HPS Purchase Obligations shall not affect any of the other rights and obligations of the parties hereunder; and, for avoidance of doubt, except in the case of fraud, no Person shall have the right to rescind the purchase and sale of the Purchased Assets effected at the Closing. Nothing in this Section 12.2 shall relieve any party from liability for breach of HPS Purchase Obligations under this Agreement prior to the date of such termination, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.

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12.3       Frustration of Conditions. Neither the Purchaser, on the one hand, nor the Sellers, on the other, may rely on the failure of any condition set forth herein to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XIII

MISCELLANEOUS

13.1       Publicity. The parties agree to consult with each other before issuing any press release or making any public statement or disclosure with respect to this Agreement or the Transactions and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement or disclosure prior to obtaining (i) in the case of any Seller, the Purchaser’s prior written consent and (ii) in the case of the Purchaser, the Seller Parent’s prior written consent. Notwithstanding the foregoing, Battery Ventures shall be allowed to issue general press releases in the ordinary course of business, containing any information that is contained in Seller Parent’s SEC Reports prior to the issuance of such press release, including with respect to the Transactions; provided that the Purchaser provide the Seller Parent with at least twenty-four (24) hours prior written notice of any such press releases.

13.2       No Third Party Beneficiaries. No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than the Purchaser and the Sellers any rights, remedies or other benefits under or by reason of this Agreement.

13.3       Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered) or electronic mail confirmed by first class mail (registered or certified) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser:

Real Time, Inc.

c/o Battery Ventures

1 Marina Park Drive, Suite 1100

Boston, Massachusetts 02210

Attention: Russell Fleischer; Lizette Perez-Deisboeck

with a copy (which copy shall not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116

Attn: Alfred L. Browne III, Esq.

Matthew W. Ruderman

Email: abrowne@cooley.com

mruderman@cooley.com

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If to the Sellers:

Concurrent Computer Corporation

4375 River Green Parkway, Suite 100

Duluth, Georgia 30096

Attn: Davina Furnish, General Counsel

Email: davina.furnish@ccur.com

with a copy (which copy shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attn: Keith M. Townsend

Michael R. Miller

Email: ktownsend@kslaw.com

mmiller@kslaw.com

13.4       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Purchaser and the Seller Parent, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, (a) the Purchaser may transfer or assign, in whole or from time to time, in part, to one or more Affiliates of the Purchaser its right to purchase all or any portion of the Purchased Assets, provided, in each case, that no such transfer or assignment will relieve the Purchaser of its obligations hereunder, (b) at and after the Closing, the Purchaser may assign, in whole or in part, any or all of its rights hereunder, whether as security or otherwise, to (i) any senior lender or other entity providing financing for its business or (ii) any party that directly or indirectly acquires the Purchaser or the business unit of the Purchaser that owns or uses all or substantially all of the assets of the Business, and (c) the Seller Parent may transfer or assign in whole or in part, any or all of its rights, interests or obligations hereunder to any party that directly or indirectly acquires the Seller Parent or substantially all of the assets of the Seller Parent; provided, that (i) such assignee(s) shall agree in writing to be bound by the obligations of the Seller Parent and any other applicable Sellers under the Transaction Documents as if such assignee(s) was an original party thereto, and (ii) Seller Parent shall remain secondarily liable with any such assignee(s) with respect to the obligations of Sellers in connection with the Transactions in the event that the Purchaser is unable to exercise its remedies under this Agreement against such assignee(s) after the Purchaser uses its commercially reasonable efforts to do so.

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13.5       Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented by the Purchaser and the Seller Parent. This Agreement may not be amended, except by an instrument in writing signed on behalf of the Purchaser and the Seller Parent. At any time prior to the Concurrent HPS Closing, the parties hereto may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

13.6       Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

13.7       Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.8       Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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13.9       Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

13.10     Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

13.11     Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

13.12     Reformation. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

13.13     Confidentiality.

(a)          The terms of the confidentiality agreement dated as of December 13, 2016 (the “Confidentiality Agreement”) between Seller Parent and the Purchaser are incorporated by reference herein and shall continue in full force and effect in accordance with its terms, except to the extent that the provisions hereof supersede provisions of similar effect contained in the Confidentiality Agreement.

(b)          The Sellers recognize and agree that the Purchased Assets include Confidential Information regarding the Business, that such Confidential Information included in the Purchased Assets is being transferred to Purchaser hereunder and that the use or disclosure of the Confidential Information by any Seller or third parties would cause Purchaser substantial losses and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Seller covenants and agrees with Purchaser not to at any time, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of such Seller), to directly or indirectly use, disclose or publish, any Confidential Information, unless (i) such information becomes generally known to the public through no fault of a Seller, (ii) the disclosing party is advised by counsel that disclosure is required by law or the order of any Governmental Authority of competent jurisdiction under color of law, or (iii) the disclosing party reasonably believes (based on advice of counsel) that such disclosure is required in connection with the defense of a lawsuit; provided, that prior to disclosing any information pursuant to clause (ii) or (iii) above, such Person shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest or limit such disclosure and shall cooperate with efforts to prevent such disclosure.

13.14     Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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13.15     Fees and Expenses. Whether or not the Closing or the Concurrent HPS Closing takes place, and except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction Documents and the Transactions and thereby shall be paid by the party incurring such expense. Without limiting the generality of the foregoing, and except for the Assumed Liabilities expressly set forth in Section 2.4, in no event shall the Purchaser be responsible or liable for any third party expenses incurred by the Sellers in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, whether or not such expenses relate to the Business.

13.16     Remedies. In addition to the rights and remedies expressly set forth in this Agreement, the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violation of this Agreement.

[Remainder of Page Intentionally Left Blank]

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In Witness Whereof, the undersigned have executed this Asset Purchase Agreement as an instrument under seal as of the day and year first above written.

PURCHASER:
REAL TIME, INC. (on behalf of itself and the HPS Share Purchaser)

By:	/s/ Russell Fleischer
Name:	Russell Fleischer
Title:	President

SELLERS:

CONCURRENT COMPUTER CORPORATION

By:	/s/ Derek Elder
Name:	Derek Elder
Title:	President and CEO

CONCURRENT COMPUTER CORPORATION (FRANCE)

By:	/s/ Davina Furnish
Name:	Davina Furnish
Title:	Director and Secretary

Signature Page to Asset Purchase Agreement